UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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OM GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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OM GROUP, INC.

Flats East Bank Building

950 Main Avenue, Suite 1300

Cleveland, Ohio 44113

Notice of Annual Meeting of Stockholders

to be Held June 1, 2015

The Annual Meeting of Stockholders of OM Group, Inc. will be held in the Riviera Ballroom at Aloft Hotel, 1111 W. 10th Street, Cleveland, Ohio 44113, on Monday, June 1, 2015 at 10:00 a.m., for the following purposes:

1.	To elect three directors to serve for terms expiring at our annual meeting in 2018;

2.	To confirm the appointment of Ernst & Young LLP as our independent registered public accounting firm;

3.	To approve, on an advisory basis, the compensation of our named executive officers; and

4.	To consider any other business that is properly brought before the meeting or any adjournment.

Stockholders of record at the close of business on April 13, 2015 are entitled to notice of and to vote at the meeting. This proxy statement and the accompanying proxy will be mailed to stockholders on or about April 22, 2015.

We cordially invite you to attend the meeting. To ensure your representation at the meeting, please vote promptly by mail, telephone or the Internet by following the instructions on the enclosed proxy, even if you plan to attend the meeting. Mailing your completed proxy, or using our telephone or Internet voting systems, will not prevent you from voting in person at the meeting if you wish to do so.

By Order of the Board of Directors

VALERIE GENTILE SACHS, Secretary

Cleveland, Ohio

April 22, 2015

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

OF

OM GROUP, INC.

- i -

VOTING AND MEETING INFORMATION

What is the purpose of the annual meeting?

At our annual meeting, you will be asked to:

•	elect three directors to serve for terms expiring at our annual meeting in 2018;

•	confirm the appointment of Ernst & Young LLP as our independent registered public accounting firm; and

•	approve, on an advisory basis, the compensation of our named executive officers.

In addition, we will transact any other business that properly comes before the meeting.

Who is entitled to vote?

Holders of record of our common stock as of the close of business on April 13, 2015 are entitled to vote at the annual meeting. At that time, we had 30,737,138 outstanding shares of common stock. We have no other outstanding classes of stock that are entitled to vote at the annual meeting. Voting stockholders are entitled to one vote per share.

How do I vote?

You may vote in person at the meeting or through a proxy. To vote by proxy, you should sign and date each proxy card you receive and return it in the prepaid envelope. If you are a registered stockholder, you may vote by telephone or electronically through the Internet by following the instructions included on your proxy card.

What if I hold shares indirectly?

If you hold shares in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner you have the right to direct your broker how to vote. Under the New York Stock Exchange rules, unless you furnish specific voting instructions, your broker is not permitted to vote your shares on the election of directors or on the advisory vote on executive compensation. Your broker is permitted to vote your shares on the appointment of our independent registered public accounting firm, even if you do not furnish voting instructions.

If your shares are held in “street name,” your broker or other nominee may have procedures that will permit you to vote by telephone or electronically through the Internet.

Can I revoke or change my vote?

You have the right to revoke or change your vote at any time before votes are counted at the meeting by:

•	notifying us in writing at our corporate offices, attention to Investor Relations;

•	returning a later-dated proxy card;

•	voting at a later time by telephone or through the Internet; or

•	voting in person at the meeting.

What are the requirements and procedures for a quorum, abstentions and broker non-votes?

Your shares are counted as present at the meeting if you attend the meeting or if you properly return a proxy by mail or vote by telephone or through the Internet. In order for us to vote on matters at the meeting, a majority of our outstanding shares of common stock as of April 13, 2015 must be present in person or by proxy at the meeting, which includes shares that have been voted by telephone or through the Internet. This is referred to as a quorum. Abstentions will be counted for purposes of establishing a quorum at the meeting and will be counted as voting (but not for or against) on the affected proposal. Broker non-votes will be counted for purposes of establishing a quorum but will not be counted as voting. If a quorum is not present, the meeting will be adjourned until a quorum is present.

How many votes are needed to elect the directors, confirm the appointment of Ernst & Young LLP and to approve, on an advisory basis, the compensation of our named executive officers?

Each director nominee in an uncontested election who receives “for” votes constituting a majority of the shares voted with respect to that director position will be elected as a director. Shares not voted will have no impact on the director election. Confirming the appointment of Ernst & Young LLP and approving the compensation of our named executive officers on an advisory basis requires that each receive an affirmative vote of a majority of shares represented and voting at the meeting. If you sign and return a proxy card or use the telephone or Internet procedures but do not give voting instructions, your shares will be voted (i) “for” the director candidates nominated by the Nominating and Governance Committee and approved by the Board, (ii) to confirm Ernst & Young LLP and (iii) to approve, on an advisory basis, the compensation of our named executive officers.

How will voting on any other business be conducted?

We currently do not know of any business to be considered at the meeting other than the three proposals described in this proxy statement. If any other business is properly presented at the meeting, your signed proxy card or use of the telephone or Internet procedures gives authority to the named proxies to vote your shares on such matters in their discretion.

Who will count the vote?

Representatives of Broadridge will tabulate the votes and act as inspectors of election.

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on June 1, 2015. The proxy statement and our annual report to our stockholders are available, free of charge, at http://investor.omgi.com/phoenix.zhtml?c=82564&p=Proxy

PROPOSAL 1. ELECTION OF DIRECTORS

Our authorized number of directors is presently fixed at eight, divided into three classes, with two classes having three members and one class having two members. Our directors are elected to serve three-year terms, so that the term of office of one class of directors expires at each annual meeting.

On March 23, 2015, we entered into an agreement (the “Agreement”) with Steven A. Loukas, David A. Lorber, Zachary R. George, Allen A. Spizzo, FrontFour Capital Group, LLC and various affiliated entities (collectively, “FrontFour”) to settle a potential election contest in connection with our 2015 annual meeting of stockholders (the “2015 Annual Meeting”).

Under the terms of the Agreement, we agreed to increase the size of the Board to nine members, by adding an additional director to the Company’s Board of Directors, and to take all necessary actions to nominate Carl Christenson, Joseph M. Gingo and David A. Lorber to serve as directors until the 2018 annual meeting of stockholders (the “2015 Nominees”). Richard W. Blackburn and Steven J. Demetriou, current members of our Board of Directors, will not stand for re-election at the 2015 Annual Meeting and their terms of office will expire on the day of the 2015 Annual Meeting, as soon as their successors are elected. The Company has also agreed to appoint Allen A. Spizzo as a director of the Company whose term will end at the Company’s 2016 annual meeting of stockholders. FrontFour has agreed to withdraw its notice of nomination of director candidates, vote its shares of Common Stock in support of all of the 2015 Nominees at the 2015 Annual Meeting and various other provisions, including customary standstill terms. The foregoing is not a complete description of the Agreement. For a further description of the terms of the Agreement, including a copy of the Agreement, please see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 25, 2015.

The Nominating and Governance Committee has recommended, and the Board of Directors has approved, the nomination of Carl Christenson, Joseph M. Gingo and David A. Lorber for election as directors for terms expiring at our annual meeting of stockholders in 2018. If Messrs. Christenson, Gingo or Lorber become unavailable for election, the accompanying proxy may be voted for a substitute, or in favor of holding a vacancy to be filled by the directors. We have no reason to believe that any of Messrs. Christenson, Gingo or Lorber will be unavailable.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES.

The following information is provided regarding the nominees for election as directors and the continuing directors.

Nominees for Election as Directors Whose Terms of Office Expire in 2018

Carl R. Christenson, age 55, has been a director since January 1, 2014. Mr. Christenson is the Chief Executive Officer and Chairman of the Board of Altra Industrial Motion Corp. (NASDAQ: AIMC). Mr. Christenson has been the Chief Executive Officer since January 2009 and a director since July 2007. Prior to his current position, Mr. Christenson served as Altra’s President and Chief Operating Officer from January 2005 to December 2008. From 2001 to 2005, Mr. Christenson was the President of Kaydon Bearings, a manufacturer of custom-engineered bearings and a division of Kaydon Corporation. Prior to joining Kaydon, Mr. Christenson held a number of management positions at TB Wood’s Incorporated and several positions at the Torrington Company. Mr. Christenson holds a M.S. and B.S. degree in Mechanical Engineering from the University of Massachusetts and an M.B.A. from Rensselaer Polytechnic.

Joseph M. Gingo, age 70, has been the Chairman of the Board of A. Schulman, Inc. (NASDAQ:SHLM), since February 29, 2008 and served as its Chief Executive Officer and President from January 1, 2008 until December 31, 2014. Prior to 2008, Mr. Gingo was employed at The Goodyear Tire & Rubber Company for more than 40 years, where he last served as Executive Vice President, Quality Systems and Chief Technical Officer. In that role, Mr. Gingo was responsible for Goodyear’s Research, Tire Technology and Engineering and Quality organizations. Prior to that, Mr. Gingo held numerous domestic and international leadership positions with The Goodyear Tire & Rubber Company. Mr. Gingo has served as a director of A. Schulman, Inc. since 2000 and of OMNOVA Solutions Inc. (NYSE:OMN) since March 19, 2015. Mr. Gingo earned a bachelor’s degree in chemical engineering from the Case Institute of Technology (now Case Western Reserve University), a law degree from The University of Akron and an MBA from the Massachusetts Institute of Technology where he was a Sloan Fellow.

David A. Lorber, age 37, is a Co-Founder of FrontFour Capital Group LLC, an investment adviser, and has served as a Portfolio Manager since January 2007. He is also a Co-Founder and Principal of FrontFour Capital Corp., an investment adviser. Previously, Mr. Lorber was a Senior Investment Analyst at Pirate Capital LLC, a hedge fund, from 2003 to 2006. He was an Analyst at Vantis Capital Management LLC, a money management firm and hedge fund, from 2001 to 2003 and an Associate at Cushman & Wakefield, Inc., a global real estate firm, from 2000 to 2001. Mr. Lorber has served as a director of Ferro Corporation (NYSE:FOE), a producer of specialty materials and chemicals for manufacturers, since May 2013. Previously he served as a director of GenCorp Inc. (NYSE:GY), a manufacturer of aerospace and defense products and systems, Huntingdon Capital Corp., a real estate company, and Fisher Communications Inc. (formerly NASDAQ:FSCI). He received a B.S. in Business Management and Economics from Skidmore College.

Continuing Directors Whose Terms of Office Expire in 2017

Dr. Hans-Georg Betz, age 68, has been a director since 2012. Dr. Betz has been an Executive Advisor of Advanced Energy Industries, Inc. (NASDAQ: AIES) since August 4, 2011. Prior to becoming an Executive Advisor, Dr. Betz served as President of Advanced Energy Industries, Inc. from August 2005 until December 2009 and as Chief Executive Officer from August 2005 until August 2011. Dr. Betz has served on the board of directors and has held various management positions at numerous companies. Dr. Betz served as chairman of the Board Directors of Mattson Technology Inc. (NASDAQ: MTSN), a publicly held supplier of advanced process equipment used to manufacture semiconductors from September 2011 until July 2012. He served as the chair of its compensation committee from 2003 to 2011. In addition, Dr. Betz served as director of Advanced Energy Industries, Inc. from 2004 until 2011. Dr. Betz received a degree in Electrical Engineering and a Ph.D., both from Technische Universität München (Technical University of Munich).

John A. McFarland, age 63, has been a director since July 1, 2014. Mr. McFarland served as Chairman of the Board of Directors of Baldor Electric Company from 2005 until 2011 (NYSE:BEZ, acquired by ABB Ltd in 2011). Mr. McFarland also served as Chief Executive Officer of Baldor Electric Company from 2000 until 2011, and as President of Baldor Electric Company from 1996 through 2004. Mr. McFarland currently serves as a Member of the Board of Directors of Weldon, Williams & Lick, Inc., a company specializing in security printing, a member of the Board of Directors of the Ft. Smith Boys and Girls Club and a Member of the Foundation Board of the University of Arkansas At Fort Smith. He is a past Chairman of the Ft. Smith Regional Chamber of Commerce. Mr. McFarland received a B.S. in Organizational Management from John Brown University.

Joseph Scaminace, age 62, has been a director and our Chief Executive Officer since June 2005 and Chairman of our Board since August 2005. From 1999 to June 2005, Mr. Scaminace was the President, Chief Operating Officer and a board member of The Sherwin-Williams Company, a manufacturer and distributor of coatings. Mr. Scaminace currently is a member of several boards of directors, including Parker-Hannifin Corporation (NYSE: PH), a global producer of fluid power systems, electromechanical controls and related components; Cintas Corporation (NASDAQ: CTAS), which designs, manufactures and implements corporate identity uniform programs and provides other highly specialized services, where he is the Lead Director, Chairman of the Executive Committee and Chairman of the Nominating and Corporate Governance Committee; and The Cleveland Clinic, a nonprofit multispecialty academic medical center that integrates clinical and hospital care with research and education, where he is the Vice Chair.

Continuing Directors Whose Terms of Office Expire in 2016

Katharine L. Plourde, age 63, has been a director since 2002. Ms. Plourde was a Principal and analyst at the investment banking firm of Donaldson, Lufkin & Jenrette, Inc., New York, New York, until November 1997. Since that time she has engaged in private investing. Ms. Plourde is a director of two other publicly traded companies, Pall Corporation (NYSE: PLL), a global producer of filtration and separation products and systems, where she is Chair of the Nominating and Governance Committee and Albany International Corp. (NYSE: AIN), a global advanced textiles and materials processing company. Ms. Plourde also serves as a director of a private corporation and on the board of a mutual fund.

Patrick S. Mullin, age 66, has been a director since 2011. Mr. Mullin served as the Managing Partner for the Northeast Ohio practice of Deloitte & Touche LLP from 1999 until 2011. Mr. Mullin joined a predecessor organization to Deloitte & Touche in 1970. Mr. Mullin is a certified public accountant and has over 40 years of public accounting experience. He serves on the board of directors of The Andersons, Inc. (NASDAQ: ANDE), a diversified company rooted in agriculture, where he is Chairman of the Audit Committee. He also serves on the boards of several community organizations including Case Medical Center — University Hospitals of Greater Cleveland and the Cleveland Scholarship Program.

PROPOSAL 2: APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for 2015 and requests that stockholders confirm such appointment. Ernst & Young audited our consolidated financial statements and management’s report on internal control over financial reporting for 2014. Representatives of Ernst & Young will be present at the annual meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions by stockholders. If our stockholders do not confirm Ernst & Young as our independent registered public accounting firm, the Audit Committee will reconsider the appointment of our independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CONFIRM THE APPOINTMENT

OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FOR 2015.

PROPOSAL 3: ADVISORY VOTE ON COMPENSATION OF NAMED

EXECUTIVE OFFICERS

Our stockholders will have the opportunity at the 2015 annual meeting to consider on an advisory basis the compensation of our named executive officers, which we are providing pursuant to Section 14A of the Securities Exchange Act of 1934. As recommended by our stockholders in 2011, we provide this opportunity annually, and the next advisory vote on the compensation of our named executive officers will occur at our 2016 annual meeting. Our compensation for our named executive officers received strong support from our stockholders in our “Say on Pay” vote at our May 2014 annual meeting.

We remain committed to creating long-term, sustainable value for all of our stockholders. Our strategy includes optimizing the performance of the Company’s portfolio of attractive businesses, building out our existing growth platforms and continuing to return capital to our stockholders through dividend and share repurchase programs. We are executing our strategic plan and taking the right steps to accelerate the pace of change throughout the organization. Consistent with this plan, in 2014 we utilized our strong cash flows to support a number of strategic actions, including expanding our successful Battery Technologies platform with a complementary acquisition, initiating a regular cash dividend that paid over $9 million to stockholders, and returning $35 million in capital in the form of share repurchases. In 2014, we also sharpened our focus on improving the operating performance of the company, recruiting new business leaders in 4 of our 5 business units and announcing decisive competitive repositioning and cost optimization opportunities across the company to improve our ability to serve customers, better compete in global markets and deliver stronger financial performance. We have structured our compensation program and policies to motivate us to achieve positive results for all stockholders. We encourage you to review the complete “Compensation Discussion and Analysis” contained in pages 18-35 of this proxy statement for complete details regarding our compensation decisions for 2014.

We ask that you support our named executive officers’ compensation as set forth in this proxy statement, and approve, on an advisory basis, the compensation paid to the named executive officers of OM Group, Inc., as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the “Compensation Discussion and Analysis,” the compensation tables and the related narrative disclosure.

This proposal is intended to relate to the overall compensation of our named executive officers, rather than any specific item of compensation. This stockholder vote is advisory in nature and is not binding upon our Compensation Committee or our Board of Directors. However, our Compensation Committee and our Board of Directors will review the results of this advisory vote and will consider such results when determining future compensation for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL, ON AN

ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS

DISCLOSED IN THIS PROXY STATEMENT.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors

Our Board of Directors has four to five regularly scheduled meetings per year. These meetings are usually held in Cleveland, Ohio, where our headquarters are located. Directors are expected to attend Board meetings, our annual meeting of stockholders, and the meetings of the committees on which he or she serves. During 2014, the Board met for four regular meetings and two special meetings. All directors attended 100% of those meetings and 100% of the meetings of the committees on which he or she served, except for Dr. Betz and Mr. Blackburn who each missed one committee meeting. Each director attended our annual meeting of stockholders held in May 2014. Mr. McFarland’s term began on July 1, 2014 and, accordingly, he did not attend any meeting held prior to July 1, 2014.

Director Independence

In addition to the independence criteria under the NYSE listing standards, our Board of Directors has adopted additional standards to determine director independence. These standards are located in our Corporate Governance Principles for Board of Directors, which can be found in the “Investor Relations — Corporate Governance” portion of our website (www.omgi.com).

The Board affirmatively determined that Dr. Hans-Georg Betz, Richard W. Blackburn, Carl R. Christenson, Steven J. Demetriou, Joseph M. Gingo, David A. Lorber, John A. McFarland, Patrick S. Mullin, Katharine L. Plourde and William J. Reidy (who retired from the Board effective May 13, 2014) met these standards of independence. In assessing each director’s or nominee’s independence, the Board reviewed responses from each director or nominee on questions intended to determine independence. The Board undertook a further review and discussion of the following:

All commercial transactions between the Company and any other company with which each director had a relationship, either as an executive or as a director. In each case, the Board determined that the director had no involvement with any commercial transaction, the commercial transactions were immaterial, and they did not impact the director’s independence or affect his or her ability to exercise independent judgment as our director.

All commercial transactions between the Company and any other company with which each director had a relationship through family connections. The Board considered that Mr. Blackburn’s son is employed by Marsh & McLennan. Marsh & McLennan serves as the Company’s property insurance broker. The Board noted that Marsh & McLennan provides limited services to the Company and that Mr. Blackburn’s son does not work on any matters involving the Company. As a result, the Board determined that the relationship did not impact Mr. Blackburn’s independence or affect his ability to exercise independent judgment as our director.

All professional transactions between the Company and any other service provider with which each director has a current or recent past affiliation. The Board considered Mr. Mullin’s former affiliation with Deloitte & Touche LLP. Deloitte & Touche LLP occasionally provides tax and transaction related work for us. For 2014, Deloitte & Touche LLP’s total fees were less than $75,000. The Board determined that the Mr. Mullin had no involvement with any professional work performed by Deloitte & Touche LLP, the amount of work undertaken by Deloitte for us was immaterial and that the relationship between Deloitte and us did not impact Mr. Mullin’s independence or affect his ability to exercise independent judgment as our director.

Board Committees

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee, each composed solely of independent directors as defined by the NYSE listing standards and our Corporate Governance Principles. Each Committee has a charter. See “Code of Conduct and Ethics, Corporate Governance Principles and Committee Charters” on page 12 for information regarding the electronic availability of these charters.

The Audit Committee, composed of Ms. Plourde, Dr. Betz, Messrs. Blackburn and Mullin and, as of August 12, 2014, Mr. McFarland, met 8 times during 2014. Mr. Mullin is the committee chairperson. The Audit Committee is responsible for, among other things:

•	appointing our independent registered public accounting firm and monitoring our financial reporting process and internal control system;

•	reviewing and approving in advance any non-audit services provided by the independent registered public accounting firm;

•	overseeing the internal audit and risk management functions; and

•	recording, reviewing and resolving as appropriate concerns reported to us regarding accounting, auditing matters or suspected fraud.

In performing its functions, the Audit Committee acts in an oversight capacity for our management processes and systems, internal control structure, financial reporting and risk management. It is not responsible for preparing or assuring the accuracy of our financial statements or filings, or conducting audits of financial statements. The Board has determined that each member of the Audit Committee is “independent” as defined by Rule 10A-3 of the Securities Exchange Act of 1934. The Board also has determined that each Audit Committee member is financially literate and has designated Ms. Plourde and Mr. Mullin as the Audit Committee financial experts. The Audit Committee’s report can be found under “Audit Committee Report” in this proxy statement.

The Nominating and Governance Committee, composed of Ms. Plourde, Dr. Betz, and Messrs. Demetriou and Christenson, met 4 times during 2014. Ms. Plourde is the committee chairperson. The Nominating and Governance Committee is responsible for, among other things:

•	recommending to the Board corporate governance principles;

•	advising the Board on other matters relating to the affairs or governance of the Board;

•	recommending to the Board criteria and qualifications for new Board members;

•	recommending to the Board nominees for appointment or election as directors;

•	recommending to the Board the establishment of committees; and

•	recommending to the Board the composition and the chairpersons of each committee.

The process followed by the Nominating and Governance Committee for selecting and nominating directors is explained below under “Process for Selecting and Nominating Directors.”

The Compensation Committee, composed of Messrs. Blackburn, Demetriou, Mullin, Christenson and, as of August 12, 2014, Mr. McFarland, met 4 times during 2014. Mr. Demetriou is the committee chairperson. The Compensation Committee is responsible for, among other things:

•	considering and authorizing the compensation philosophy for our personnel;

•

reviewing and evaluating the chief executive officer’s performance in light of corporate goals and objectives and, together with any outside directors not on the Compensation Committee, setting the chief executive officer’s compensation, and approving perquisites for executives;

•	reviewing and evaluating the performance of executives and setting rates of executive compensation;

•	designating those employees and non-employee directors who will receive awards under our incentive compensation plans, together with the type and size of such grants;

•	determining the bonus levels for key executives and middle management employees under our bonus program;

•	participating in the analysis of our executive compensation programs as described under “Compensation Discussion and Analysis” in this proxy statement; and

•	researching, evaluating and recommending to the Board rates of compensation for directors.

Each member of the Compensation Committee qualifies as a “non-employee director” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, an “outside director” under Section 162(m) of the

Internal Revenue Code, and an “independent director” as such term is defined in the NYSE listing standards and under our corporate governance principles. The Compensation Committee has issued a report regarding the “Compensation Discussion and Analysis” portion of this proxy statement, which report can be found immediately following the “Director Compensation Table” in this proxy statement.

Board Leadership Structure and Risk Oversight

The leadership structure of our Board of Directors has been uniform since Mr. Scaminace became our chief executive officer, with our chief executive officer also serving as the chairman of our Board. We believe this unified structure is appropriate for our company. The structure permits one person to be clearly responsible for leading us in implementing our business strategy and otherwise set the tone for our activities and behavior.

Our Board currently is composed of our chief executive officer and seven independent directors. Pursuant to our Corporate Governance Principles for the Board of Directors, the Board has the responsibility for selecting the chairman of the Board, which may be the chief executive officer or a director other than the chief executive officer. If the same person is the chief executive officer and the chairman of the Board, the independent directors are required to elect a lead independent director, and the lead independent director serves for a three-year term. Under our Corporate Governance Principles, the duties of the lead independent director include, among others, (a) developing Board meeting agendas with the chief executive officer and, if requested, assisting in developing agendas for meetings of Board committees, (b) facilitating communication and exchanges of views between the chief executive officer and the independent directors, (c) serving as an independent contact point for stockholders, and (d) with the chairperson of the Compensation Committee, overseeing the annual Board evaluation of the chief executive officer. Our independent directors meet in executive session during each regularly scheduled Board meeting, and our lead independent director presides at those executive sessions.

We have had a lead independent director since 2005. Our current lead independent director, Richard W. Blackburn, was re-elected as lead independent director in 2012 for a three-year term. Mr. Blackburn’s term will be completed in June 2015 and a new lead independent director will be elected for a three-year term commencing on the date of this year’s Annual Meeting of Stockholders and ending in 2018. Historically, the lead director and our chief executive officer have had a strong working relationship, meeting one-on-one at least quarterly and speaking informally on a regular basis. We believe that the combination of assigned duties of a lead independent director as set forth in our Corporate Governance Principles and the working relationship between our chief executive officer and our lead independent director provides a board leadership structure that is in the best interests of our stockholders.

Risk oversight is carried out at the Board level and by each of our standing committees. The Audit Committee is responsible for overseeing the risk management as it relates to financial reporting, internal control matters, auditing and overall financial risk. The Compensation Committee considers any risks that potentially could arise from our compensation programs and policies, and the Nominating and Governance Committee considers any risks that could arise in connection with matters within its area of responsibility. In addition to these risk oversight activities at the committee level, the entire Board engages in overall risk oversight on both an external and internal basis. As part of this process, management undertakes an overall risk assessment, including at an operational level, and presents its comprehensive assessment to the Board for consideration and discussion among the directors. This risk assessment process is completed on an annual basis, is updated as operating conditions and circumstances change and key risks are monitored and addressed quarterly. We believe our Board leadership structure, including the presence of a lead independent director, is consistent with and supportive of the risk oversight function carried out by the Board.

Compensation Committee Interlocks and Insider Participation

None of our directors who served on our Compensation Committee during 2014 was a current or former officer or employee of ours or had any relationship with us that would be required to be disclosed by us under applicable related party requirements. There are no interlocking relationships between our executive officers or directors and the Board or compensation committee of another entity.

Process for Selecting and Nominating Directors

In its role as the nominating body for the Board, the Nominating and Governance Committee is responsible for identifying, considering and recommending candidates to fill new or vacant Board positions, reviewing candidates recommended by stockholders, conducting inquiries into the backgrounds and qualifications of director candidates, and recommending director candidates for approval by the Board and the stockholders. As part of this process, the Committee conducts interviews and a conflicts-of-interest assessment of each director candidate.

In making its recommendations, the Nominating and Governance Committee considers a variety of factors, including skills, experience with business and other organizations of comparable size, the interplay of the candidate’s experience with the backgrounds of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board, and such other factors as it deems appropriate and in the best interests of us and our stockholders. As part of its considerations, the Nominating and Governance Committee places a high value upon having directors with experiences and expertise that are diverse from those of other Board members. In addition, the Nominating and Governance Committee has established the following minimum criteria for Board membership. Director candidates must have demonstrated integrity and ethics both personally and professionally and have a record of professional accomplishment. Each candidate must be objective, inquisitive, practical, and possess mature judgment, as well as be prepared to apply sound and independent business judgment, assume broad fiduciary responsibility and represent the long-term interests of all our stockholders. Directors are required to commit the requisite time for preparation and attendance at Board and committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance is practiced. Each candidate may serve on up to three publicly or privately held company boards (including ours), and should not be an executive of a company on which one of our executives is a board member. With the advance consent of the Chairman of the Board of Directors in consultation with the Chair of the Nominating and Governance Committee, a candidate may serve on up to five publicly or privately held company boards (including ours). Further, each candidate (or immediate family member, affiliate or associate) may not have any material personal, financial or professional interest in any present or potential competitor of ours.

When the Nominating and Governance Committee is considering whether to nominate a sitting director for reelection, the director completes a self-evaluation of his or her performance and each of the other directors completes a peer-evaluation of that director. Completed results of the evaluations are provided to the Committee (and to the Board) and are used as part of the analysis of the Committee to determine whether that director should be re-nominated. Pursuant to our director retirement policy, a director may not stand for reelection following his or her 75th birthday.

The Nominating and Governance Committee will consider candidates for director who are recommended by stockholders. Stockholder recommendations should be submitted in writing to: Chairperson of the Nominating and Governance Committee, OM Group, Inc., Flats East Bank Building, 950 Main Avenue, Suite 1300, Cleveland, Ohio 44113 USA. The recommendation letter shall include the candidate’s name, age, business address, residence address, and principal occupation, as well as the number of shares of our common stock owned by the candidate. The recommendation letter should provide all of the information that would need to be disclosed in the solicitation of proxies for the election of directors under federal securities laws as well as other information necessary to determine if the recommended candidate is qualified to be a director. Finally, the stockholder should also submit the recommended candidate’s written consent to be elected and commitment to serve if elected. The Nominating and Governance Committee may also require a candidate to furnish additional information regarding his or her eligibility and qualifications. A complete copy of our Policies and Procedures for Stockholders to Propose Candidates for Directors is available by writing to our Nominating and Governance Committee Chairperson.

Majority Vote Provision and Director Resignation Policy

Our By-Laws provide for a majority vote standard for uncontested elections of directors in which the only nominee for a director position is the nominee recommended by the Board or a committee of the Board. We also have a policy that requires a nominee in an uncontested election who receives a greater number of “withheld” votes than “for” votes to promptly tender his or her resignation to the Board following certification of the stockholder vote.

Under the policy adopted by the Board, the Nominating and Governance Committee will promptly consider any tendered resignation and will recommend to the Board whether to accept any tendered resignation or to take some other action, such as rejecting a tendered resignation and addressing the apparent underlying causes of the “withheld” votes. In making its recommendation, the Committee may consider all factors deemed relevant by its members. The Board will act upon the Committee’s recommendation no later than at its first regularly scheduled meeting following certification of the stockholder vote, but in any case within 120 days following such stockholder vote certification. The Board will review the factors considered by the Committee and may take into account such additional information and factors as the Board believes to be relevant. The policy also contains governance provisions with respect to the status of a director who has tendered his or her resignation following a majority “withheld” vote and the process for committee action if multiple directors are so affected. The policy requires us to report the Board’s decision in a report filed with the Securities and Exchange Commission. The complete policy is contained in our Corporate Governance Principles for Board of Directors which is posted in the “Investor Relations — Corporate Governance” portion of our web-site (www.omgi.com).

Director Qualifications and Attributes

Each of our directors brings a strong and unique background and set of skills to the Board of Directors, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, finance, accounting, operations, international business, and private equity. Set forth below are the attributes of each director and key factors that the Nominating and Governance Committee has considered important to their inclusion on our Board.

Hans-Georg Betz has extensive executive experience leading high technology and materials science companies on a global level. He brings strong industry experience in the specialty energy and power sectors that are important to our strategic focus, and his engineering skills and technical background are valuable assets to our Board. As a chief executive officer of three different companies, he has successfully managed under difficult economic conditions and has been instrumental in leading for transformative growth. He has significant professional experience in Europe, the United States and Asia and brings to our Board first-hand knowledge of operating businesses in those regions. He has public company experience as an executive and director, including as the non-executive chairman of the board for a NASDAQ traded company, which experience supplements and supports our Board’s oversight and governance responsibilities and provides expertise to the committees on which he serves.

Carl Christenson brings extensive executive management and leadership experience to our Board. Mr. Christenson has a strong record of accomplishment in building industrial businesses and as a chief executive officer of a publicly traded company he understands capital markets and the investment community. He has thoughtfully and successfully led companies through both expansions and restructurings and is very familiar with international operating challenges and opportunities. His international experience along with his strong engineering, finance and strategic background are valuable additions to our Board skill set. He has been an active member of the Altra Industrial Motion Corp. Board of Directors and is very familiar with corporate governance and executive compensation issues and other public company priorities, which provides strong support and expertise to our Board and to the committees on which he serves.

Joseph Gingo has extensive operational and executive experience with two large and complex international companies, The Goodyear Tire & Rubber Company and A. Schulman, Inc. He understands global business environments, capital markets and corporate governance issues impacting public companies which are critical to the operation of our Board. He has demonstrated leadership success at both the executive and board levels and is a critical and independent thinker that will enhance our Board’s oversight and governance responsibilities. With Mr. Gingo’s business background and experiences, including his chemical engineering skills, financial acumen and a track record of delivering stockholder returns, he will be a valuable addition to the Board and to the committees on which he will serve.

David Lorber has significant financial, investment and board experience. He understands capital markets, and has experience in corporate governance and business oversight as a result of having served on other public company boards, which will provide expertise and insight to our Board and to the committees on which he will serve.

John McFarland has extensive executive and operational experience and noted leadership skills. Mr. McFarland has a long-term and strong record of accomplishment in building a world-wide industrial business and delivering stockholder value. Having served in a number of operational roles, and ultimately as the chairman of the board and chief executive officer of Baldor Electric Company, Mr. McFarland has developed a broad array of business and finance skills and functional disciplines which he brings to our Board and which enhances its effectiveness. He is experienced with strategic and operational opportunities and challenges facing public companies and is also familiar with corporate governance issues of public companies. Through his successful business career and his service on public and private company boards and community organizations he has developed a disciplined and thoughtful approach to leadership and consensus building that are important to our Board and committee functions.

Patrick Mullin has extensive background in public accounting, with over thirty years’ focus on mergers and acquisitions, and contributes that expertise to our Board. He served as the Managing Partner of the Northeast Ohio practice of one of the world’s largest accounting firms, Deloitte & Touche LLP, for over ten years. Mr. Mullin also holds other leadership roles, including serving on the board of another publicly traded company and on the boards of several community organizations from which he has developed leadership and oversight skills essential to an effective Board. In addition, Mr. Mullin is one of two directors who have been determined by our Board to be an Audit Committee financial expert, and provides that financial leadership and expertise to the Audit Committee, as its chairperson.

Katharine Plourde provides strong analytic and finance skills to our Board. She has long-term experience as a securities analyst, where she developed and published top-rated research on specialty chemical, specialty material and industrial gas companies. In addition to her industry specific expertise, she brings unique insights into individual and institutional investor issues through her nearly 16 years as a securities analyst. She also has a strong finance background, substantial other board experience and long-term experience on our Board. Ms. Plourde is one of two directors who have been determined by our Board to be an Audit Committee financial expert, and provides that financial expertise through her participation on the Audit Committee. She provides leadership to the Nominating and Governance Committee as its chairperson and in that role has worked with Mr. Scaminace to reconfigure and strengthen the membership of our Board.

Joseph Scaminace has significant experience managing publicly traded companies and has extensive experience in corporate governance and business oversight through his service on other public and private company boards. As our chief executive officer, Mr. Scaminace provides a critical management perspective to our Board.

Communications with the Board

You may contact the Board, the lead independent director or the independent directors as a group by sending a letter marked “Confidential” and addressed to Lead Independent Director, OM Group, Inc., c/o Valerie Gentile Sachs, Secretary, Flats East Bank Building, 950 Main Avenue, Suite 1300, Cleveland, Ohio 44113 USA.

Code of Conduct and Ethics, Corporate Governance Principles and Committee Charters

Our Code of Conduct and Ethics applies to all of our directors and employees, including our chief executive officer, our chief financial officer and our corporate controller. The Code of Conduct and Ethics, our Corporate Governance Principles and all committee charters are posted in the “Investor Relations — Corporate Governance” portion of our web-site (www.omgi.com). A copy of any of these documents is available in print free of charge to any stockholder who requests a copy by writing to OM Group, Inc., Flats East Bank Building, 950 Main Avenue, Suite 1300, Cleveland, Ohio 44113 USA, Attention: Investor Relations.

Certain Relationships and Related Transactions

There were no reportable transactions between us and our officers, directors or any person related to our officers or directors, or with any holder of more than 5% of our common stock, either during 2014 or up to the date of this proxy statement.

We review all transactions between us and any of our officers and directors. Our Code of Conduct and Ethics, which applies to all directors and employees, emphasizes the importance of avoiding situations or transactions in which personal interests interfere with the best interests of us or our stockholders. In addition, our Corporate Governance Principles for the Board of Directors and Audit Committee Charter contain procedures for discussing and assessing relationships, including business, financial, familial and nonprofit, among us and our officers and directors and for approving reportable transactions. The Corporate Governance Principles require that directors discuss any potential conflict of interest, including a reportable transaction, with the chairman of the Board and the lead independent director, and that the chairman and lead independent director raise the issue with the Audit Committee or full Board, if appropriate, to determine whether a conflict of interest or reportable transaction exists. In accordance with its charter, the Audit Committee must consider and vote on all reportable transactions. The Board has delegated the task of discussing, reviewing and approving transactions between us and any of our officers to the Audit Committee.

SECURITY OWNERSHIP OF DIRECTORS,

EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

Stock Ownership Guidelines

Our stock ownership guidelines align the interests of our executives and non-employee directors with those of our stockholders. All of our named executive officers currently meet the applicable stock ownership guidelines. All of our non-employee directors currently meet the applicable stock ownership guidelines, except for Carl Christenson and John McFarland, who were appointed to the Board in 2014 and, therefore, are still working towards meeting the ownership requirement.

For executives, the required minimum stock ownership level is the lesser of an established minimum number of shares or a number of shares having a value that is a specified multiple of an executive’s base salary, as follows:

	Minimum Number of Shares	Multiple of Base Salary
Chief Executive Officer	100,000	5x
Chief Operating Officer	50,000	4x
Chief Financial Officer	20,000	3x
Vice President (Executive level)	20,000	3x

Individuals becoming a covered executive are expected to meet the applicable stock ownership guidelines within five years of becoming a covered executive. Executives should hold at least the minimum number of shares for so long as they are covered executives. Executives who do not meet the guidelines may not sell any common stock they acquire through vesting of restricted stock or restricted stock unit awards or upon the exercise of stock options, except to pay applicable taxes or the option exercise price. Failure to meet the guidelines also may result in a reduction in a covered executive’s future long-term incentive awards.

For non-employee directors, the required minimum stock ownership level is the lesser of 5,000 shares or a number of shares having a value of 5 times the annual cash retainer of a non-employee director. Individuals becoming a non-employee director are to meet the applicable stock ownership guidelines within three years of becoming a non-employee director. Non-employee directors should hold at least the minimum number of shares for so long as they are directors. Non-employee directors who do not meet the guidelines will have their entire annual retainer paid in shares until the guidelines are achieved.

Shares counted towards our stock ownership guidelines include shares held directly or through a broker, shares acquired in open market purchases or stock option exercises, and certain of the shares received through restricted stock awards made under our equity-based compensation plans.

Beneficial Ownership

The following table sets forth information concerning the number of shares of our common stock beneficially owned by our current directors, the nominees for director, the named executive officers included in the summary compensation table in this proxy statement, and all our current directors and executive officers as a group as of March 18, 2015. As of that date, Mr. Scaminace beneficially owned approximately 2.8% of our outstanding shares of common stock, and Mr. Lorber, a director nominee, beneficially owned approximately 6% of our outstanding shares of common stock. The percentage of shares beneficially owned by each of our other current directors did not exceed 1% of our outstanding shares of common stock on an individual basis. All of our current directors and executive officers as a group beneficially owned approximately 4.9% of our outstanding shares of common stock.

The totals shown below for each person and for the group include shares held personally and shares acquirable within 60 days of March 18, 2015 by vesting of restricted stock and by the exercise of stock options granted under equity-based compensation plans. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown.

Amount and Nature of Beneficial Ownership as of March 18, 2015

Name of Beneficial Owner	Direct or Indirect Ownership		Exercisable Options		Total
Hans-Georg Betz	8,517		—		8,517
Richard W. Blackburn	18,176		—		18,176
Carl R. Christenson	4,497	[1]	—		4,497
Steven J. Demetriou	16,176		—		16,176
Joseph M. Gingo	—		—		—
Christopher M. Hix	73,031		32,401		105,432
Michael V. Johnson	30,375		34,233		64,608
David B. Knowles	107,600		16,667		124,267
David A. Lorber	1,630,606		155,000	[2]	1,785,606	[3]
John A. McFarland	2,351	[4]	—		2,351
Patrick S. Mullin	16,683		—		16,683
Katharine L. Plourde	10,768		—		10,768
Valerie Gentile Sachs	55,175		121,501		176,676
Joseph Scaminace	281,877		527,739		809,616
All directors and executive officers as a group (consisting of 13 persons)	663,578		803,299		1,466,877

[1]	These shares are held by the Carl Christenson 2007 Trust. Mr. Christenson is the trustee and sole beneficiary of the trust.

[2]

FrontFour Master Fund, Ltd. and certain affiliates have purchased exchange-listed call options referencing an aggregate of 155,000 shares of OM Group, Inc. common stock, which have an exercise price of $35.00 and expire on June 18, 2015. As a managing member and principal owner of FrontFour Capital and principal owner of FrontFour Corp., Mr. Lorber is deemed to beneficially own such shares.

[3]

As managing member and principal owner of FrontFour Capital and a principal owner of FrontFour Corp., Mr. Lorber is deemed to beneficially own the 1,785,606 shares beneficially owned in the aggregate by FrontFour Capital and FrontFour Corp.

[4]	These shares are held by the John & Kimberly McFarland Trust. Mr. McFarland and his wife share voting and investment power over the shares.

The following table sets forth information concerning each person known to us to be the beneficial owner of more than 5% of our outstanding common stock. Unless otherwise indicated, all information is as of December 31, 2014.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1)	3,198,835	10.4%
40 East 52nd Street
New York, New York 10022
Dimensional Fund Advisors LP(2)	2,681,630	8.7%
Building One 6300
Bee Cave Road
Austin, Texas 78746
Capital Research Global Investors(3)	2,295,000	7.4%
333 South Hope Street
Los Angeles, California 90071
The Vanguard Group, Inc.(4)	2,027,310	6.6%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
FMR LLC(5)	1,964,092	6.4%
245 Summer Street
Boston, Massachusetts 02210
FrontFour Capital Group LLC(6)	1,785,606	5.9%
35 Mason Street, 4th Floor
Greenwich, Connecticut

(1)	Information regarding share ownership was obtained from the Schedule 13G/A filed on January 9, 2015 by BlackRock, Inc. BlackRock, Inc. is the parent holding company of the following subsidiaries that acquired our common stock reported in the Schedule 13G/A: BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; BlackRock International Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC; and BlackRock Life Limited. BlackRock, Inc. has sole voting power over 3,097,331 shares of our common stock, and sole investment power over 3,198,835 shares of our common stock. BlackRock Fund Advisors beneficially owns five percent or greater of our shares of outstanding common stock as of December 31, 2014.

(2)	Information regarding share ownership was obtained from the Schedule 13G/A filed on February 5, 2015 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess sole voting power as to 2,595,077 shares and sole investment power as to 2,681,630 shares of our common stock that are owned by the Funds, and may be deemed to be the beneficial owner of our common stock held by the Funds. However, all securities reported in the Schedule 13G/A filed by Dimensional Fund Advisors LP are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(3)	Information regarding share ownership was obtained from the Schedule 13G/A filed on February 13, 2015 by Capital Research Global Investors (CRGI), a division of Capital Research and Management Company (CRMC). CRGI has sole investment and voting power over, and is deemed to be the beneficial owner of, 2,295,000 shares or 7.4% of our common stock outstanding as a result of CRMC acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. One or more clients of CRGI have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, our common stock. CRGI holds more than five percent of our outstanding common stock as of December 31, 2014 on behalf of its client, SMALLCAP World Fund, Inc.

(4)	Information regarding share ownership was obtained from the Schedule 13G/A filed on February 11, 2015 by The Vanguard Group, Inc. (“Vanguard”). Vanguard has the sole power to vote 41,067 shares of our common stock, the sole power to dispose of 1,988,143 shares of our common stock, and shared power to dispose or direct the disposition of 39,167 shares of our common stock. Vanguard is the parent holding company of Vanguard Fiduciary Trust Company, a wholly-owned subsidiary, which is the beneficial owner of 39,167 shares, or 0.12%, of our outstanding common stock as a result of serving as investment manager of collective trust accounts. Also, Vanguard is the parent holding company of Vanguard Investments Australia, Ltd., a wholly-owned subsidiary, which is the beneficial owner of 1,900 shares, or 0.00%, of our outstanding common stock as a result of serving as an investment manager of Australian investment offerings.

(5)	Information regarding share ownership was obtained from the Schedule 13G/A filed jointly on February 14, 2014 by FMR LLC, Edward C. Johnson 3d (Chairman of FMR LLC), Abigail P. Johnson (Vice Chairman, Chief Executive Officer and President of FMR LLC) and Fidelity Low-Priced Stock Fund. FMR LLC beneficially owns 1,964,092 shares, or 6.37%, of our common stock on behalf of its wholly-owned subsidiary, Fidelity Management & Research Company (“Fidelity”). FMR LLC is a parent investment company with sole voting power over 70,372 shares of our common stock, and sole investment power over 1,964,092 shares of our common stock. Fidelity Low-Priced Stock Fund is the beneficial owner and has sole voting power over 1,893,720, or 6.15% of our common stock. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by Fidelity Low-Priced Stock Fund advised by Fidelity, a wholly-owned subsidiary of FMR LLC, which power resides with Fidelity Low-Priced Stock Fund’s board of trustees. Fidelity carries out the voting of the shares under written guidelines established by Fidelity Low-Priced Stock Fund’s board of trustees.

(6)

Information regarding share ownership was obtained from the Schedule 13D/A filed jointly on March 5, 2015 by the following Reporting Persons: FrontFour Capital Group LLC (“FrontFour Capital”), FrontFour Master Fund, Ltd. (the “Master Fund”), FrontFour Opportunity Fund (the “Canadian Fund”), FrontFour Capital Corp. (“FrontFour Corp.”), Stephen Loukas, David A. Lorber, Zachary George, Thomas R. Miklich and Allen A. Spizzo. FrontFour Capital serves as the investment manager of the Master Fund and of accounts it separately manages (the “Separately Managed Accounts”). Messrs. Loukas, Lorber and George serve as managing members and principal owners of FrontFour Capital. By virtue of these relationships, each of FrontFour Capital and Messrs. Loukas, Lorber and George may be deemed to beneficially own the shares of our common stock owned by the Master Fund and the Separately Managed Accounts. FrontFour Corp. serves as investment manager of the Canadian Fund. Messrs. Loukas, Lorber, and George are the principal owners and the directors of FrontFour Corp. By virtue of these relationships, each of FrontFour Corp. and Messrs. Loukas, Lorber and George may be deemed to beneficially own the shares directly owned by the Canadian Fund. As of the close of business on March 4, 2015, the Master Fund beneficially owned directly 1,066,546 shares of our common stock (including 94,100 shares underlying certain call options exercisable within 60 days of the date the Schedule 13D/A was filed), the Canadian Fund beneficially owned directly 93,882 shares of our common stock (including 8,300 shares underlying certain call options exercisable within 60 days of the date the Schedule 13D/A was filed) and 625,178 shares of our common stock (including 52,600 shares underlying certain call options exercisable within 60 days of the date the Schedule 13D/A was filed) were held in the Separately Managed Accounts, constituting 3.5%, less than 1% and approximately 2.1%, respectively, of the shares of our common stock outstanding. FrontFour Capital, as the investment manager of the Master Fund and the Separately Managed Accounts, may be deemed to beneficially own the 1,691,724 shares of our common stock directly beneficially owned in the aggregate by the Master Fund and held in the Separately Managed Accounts, constituting approximately 5.6% of the shares of our common stock outstanding. FrontFour Corp., as the investment manager of the Canadian Fund, may be deemed to beneficially own the 93,882 shares of our common stock directly beneficially owned by the Canadian Fund, constituting less than 1% of the shares outstanding. Each of Messrs. Loukas, Lorber and George, as a managing member and principal owner of FrontFour Capital and a principal owner of FrontFour Corp., may be deemed to beneficially own the 1,785,606 shares of our common stock directly beneficially owned in the aggregate by the Master and the Canadian Fund and held in the Separately Managed Accounts, constituting 5.9% of the shares outstanding. As of the close of business on March 4, 2015, Messrs. Miklich and Spizzo did not beneficially own any of our shares of common stock. Each of the Reporting Persons, as a member of a “group” with the other Reporting Persons for purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, may be deemed to beneficially own the shares of our common stock owned by the other Reporting Persons. Each of the Reporting Persons specifically disclaims beneficial ownership of the securities reported herein that he or it does not directly own. Each of the Master Fund, FrontFour Capital and Messrs. Loukas, Lorber and George have shared power to vote or direct the vote of, and to dispose or direct the disposition of, the shares owned directly by the Master Fund. Each of FrontFour Capital and Messrs. Loukas, Lorber and George Loukas, Lorber and George have shared power to vote or direct the vote of, and to dispose or direct the disposition of, the shares held in the Separately Managed Accounts. Each of the Canadian Fund, FrontFour Corp. and Messrs. Loukas, Lorber and George have shared power to vote or direct the vote of, and to dispose or direct the disposition of, the shares owned by the Canadian Fund.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction and Organization

In May 2014, our stockholders approved the compensation of our named executive officers with 99% voting in favor of our 2013 Say on Pay vote. The Compensation Committee considered the favorable results of both the 2012 and 2013 Say on Pay vote, and strong support received through discussions with major stockholders, to conclude that our executive pay programs did not require material changes for 2014. While we are pleased with the favorable results of the past two years’ Say on Pay vote, we continue to assess and review our compensation program to best align it with our stockholders’ interests, evolving best practices and changing regulatory requirements. This compensation discussion & analysis (“CD&A”) focuses on our executive pay philosophy and programs, our financial and strategic accomplishments, our performance results and compensation decisions for 2014, and previews our executive pay plans for 2015. For 2014, our named executive officers were:

•	Joseph Scaminace — Chairman and Chief Executive Officer

•	David Knowles — President and Chief Operating Officer

•	Christopher Hix — Vice President and Chief Financial Officer

•	Valerie Gentile Sachs — Vice President, General Counsel and Secretary

•	Michael Johnson — Vice President, Human Resources

The CD&A is presented as follows:

•	Part I Pay Philosophy and Programs

•	Part II Financial and Strategic Accomplishments

•	Part III 2014 Pay and Performance Analysis

•	Part IV 2014 Compensation Decisions and Rationale

•	Part V Preview of 2015 Pay Program

•	Part VI Other Compensation Elements and Matters

Part I: Pay Philosophy and Programs

In making pay decisions for 2014, the Compensation Committee reaffirmed its pay philosophy of setting overall pay generally at the 50th percentile of competitive levels, with individual variation that may reflect the person’s experience and breadth of responsibilities in their role. Competitive levels for named executive officer compensation will continue to be benchmarked against a peer group that is relevant to our business model and size, as well as to broader market surveys of industrial companies that are generally comparable to our size. The Compensation Committee used size-adjusted market pay data, gearing to $1.5 billion in revenue, which was indicative of our expected revenue size in the foreseeable future at the time of the 2014 pay decisions.

Compensation Philosophy and Objectives

Our compensation philosophy has the following primary objectives:

•	Attract, retain, focus, and develop highly-qualified executives;

•	Provide overall target total direct compensation that is competitive, i.e., at the 50th percentile, with our peers and defined marketplace;

•	Align the compensation of our executives with our business results by providing actual compensation that is commensurate with performance;

•	Recognize and reward individual performance through differentiated salary positioning and short- and long-term incentive awards; and

•	Balance the cost of executive compensation with the targeted goals to be achieved.

To achieve these objectives, we compensate our executives through a combination of base salary, annual bonus and long-term stock-based incentive awards. We balance the total direct compensation of our executives among fixed and variable compensation, short- and long-term compensation, and cash as well as stock-based compensation. The amount of total direct compensation for executives is allocated by the Compensation Committee among the various types of compensation in a manner designed to achieve our overall compensation objectives. The satisfaction of performance goals determines an executive’s bonus and long-term incentive compensation.

Although target total direct compensation of our executives approximates the market median, an executive’s actual total direct compensation could vary significantly depending upon our actual performance against established goals. If our results are well above target performance, executives have the opportunity to earn compensation that is above the relevant market median. Conversely, if our results are below target performance, executives may earn compensation that is well below the relevant market median.

Total Compensation and Elements of Compensation

Our primary focus in compensating executives is “target total direct compensation,” which comprises base salary, annual target bonus, and the estimated target value of long-term stock-based incentives. We do not provide substantial executive benefits and perquisites in the total compensation package. The table below delineates our pay components, their role, and the process for determining the availability and appropriateness of each component:

Summary of Role and Determination Process for each Pay Component

Pay Component	Role	Determination Process
Base Salary	¡ Provide predictable level of current income ¡ Attract and retain qualified executives

¡  Responsibilities

¡  Competitive market norms and pay positioning

¡  Parity with other internal positions

¡  Assessment of individual skills and competencies

¡  Assessment of performance

¡  For new hires, compensation at previous employer

Annual Incentive Plan (AIP)	¡ Focus on achieving annual financial and strategic performance to support long-term value creation ¡ Align the interests of executives and stockholders	¡ Target awards established based on position level and external market comparisons ¡ Actual compensation determined based on company and unit performance vs. goals
Long-term Incentives (LTIs)

¡  Focus on long-term financial results that are linked to the sustained creation of value for stockholders

¡  Align the interests of executives and stockholders

¡  Encourage equity ownership

¡  Encourage retention of key talent

¡  Target awards established based on position level and external market comparisons

¡  Vehicle mix determined by position level based on desired emphasis on performance and retention, as well as accepted standards of good governance

¡  Actual compensation determined based on company stock price and financial performance vs. goals

Retirement, Health, and Welfare Benefits	¡ Provide a competitive level of protection to support the health and wellbeing of our employees and their families and to assist in their saving on a tax-deferred basis	¡ Competitive market norms
Perquisites	¡ De-emphasize perks by providing cash payment in lieu of perks to certain officers	¡ Competitive market norms ¡ Simplicity ¡ Internal equity ¡ Standards of good governance
Severance	¡ Pursuant to policy, provide protection in the event of termination under certain circumstances	¡ Competitive market norms ¡ Standards of good governance
Change in Control	¡ Pursuant to policy, provide protection in the event of termination under certain circumstances	¡ Competitive market norms ¡ Standards of good governance

Each component of pay is described in more detail in Part IV—2014 Compensation Decisions and Rationale.

Our Compensation Programs

The table below summarizes the 2014 pay program. A more detailed discussion of the pay program design and pay components is set out in Parts III through VI of this CD&A.

Summary of 2014 Pay Program

Pay Design/ Disclosure	2014 Compensation Program
Performance Measures

¡   Annual Incentive Plan (AIP) measured at corporate and business unit level based on key value drivers and Company strategy:

–    75% EBITDA

–    25% strategic indicators

¡   Long-Term Incentives (LTI)

¡   Performance Restricted Share (PRS) based on key value drivers and longer term metrics:

–    50% RONA

–    50%TSR vs. un-weighted Russell 2000

•  Stock Options

–    Stock price appreciation

LTI Pay Mix	¡ For named executive officers and other corporate executives, 50% stock options and 50% PRS ¡ For other participants, 30% stock options, 20% Time-Based Restricted Stock Units (RSUs), 50% PRS

Time Horizon	¡ 3-year rolling periods for PRS ¡ 3-year ratable vesting for stock options ¡ 3-year cliff vesting for RSUs

Peer Group

¡   Peer group reflects our business strategy

¡   Peer group median at $1.8 B revenue, but pay data proportionately adjusted to align with our expected revenue size of $1.5 B in the foreseeable future

¡   Survey data adjusted to a $1.5 B revenue company

Pay positioning	¡ Pay positioning at 50th percentile ¡ No 2014 salary increases for CEO and COO with modest 2014 merit increases for other named executive officers

Dilution

¡   Value-based grants, subject to 2% gross annual dilution limit (i.e., grants as a % of shares outstanding not adjusted to an option equivalent basis) and a 3% three-year average limit on an option equivalent basis (i.e., ISS cap)

Risk Mitigators	¡ Ownership guidelines ¡ Anti-hedging policy ¡ Clawback policy, generally consistent with Dodd-Frank guidelines

Change in Control (“CIC”) and Severance

¡   Reasonable CIC and severance multiples (for chief executive officer, 3x multiple in CIC, 2x for non-CIC; for other NEOs, 2x multiple in CIC, 1.5x multiple for non-CIC)

¡   No 280G tax gross-ups for new officers since 2010

¡   Double triggers on cash and equity

Disclosures

¡   Clear disclosure of rationale for yearly changes and detailed disclosure of chief executive officer pay and performance alignment

¡   Clear disclosure of guidelines to any adjustments for performance results

Our compensation programs, practices and policies are reviewed and evaluated on an ongoing basis. We modify our compensation programs to address evolving best practices and changing regulatory requirements. We have listed below some of the more significant best practices we have adopted and the practices we have avoided, which we believe promote responsible pay and governance principles and effective alignment with stockholder interests.

Overview of Executive Compensation Practices

Practices We Follow	Practices We Avoid
Independent Compensation Consultant. The Compensation Committee uses an independent compensation consultant, who provided no other services to our company during 2014.	No Employment Agreements We do not have employment agreements with our executives.
Balanced Compensation Structure. We utilize a balanced approach to compensation, which combines fixed and variable, short-term and longer-term, and cash and equity.	No Current Dividends for Unvested Performance Based Awards. Dividend payments on performance based restricted stock are deferred and paid only on earned shares.
Target Median. We have a pay philosophy that targets median market compensation. We evaluate our current compensation, practices, policies and pay levels against peer companies.	No Repricing or Replacing Underwater Stock Options. We do not permit the repricing or replacing of underwater stock options with cash or equity without shareholder approval.
Clawback Policy. Our clawback policy allows us to “clawback” incentive compensation earned by our executives.	No Hedging. Directors, executive officers and other employees may not engage in hedging transactions with respect to our securities
Double-Trigger Change in Control. Our stock plan contains a double-trigger acceleration provision for the vesting of equity awards upon a change in control.	No Excessive Perquisites. We only provide a modest cash payment in lieu of perquisites to our executives.
Responsibly Administered Incentive Compensation Programs. We have diversified incentive compensation goals without steep payout cliffs. Vesting period for equity awards encourage consistent behavior and reward long-term, sustained performance.	No Excessive Risk Taking. We conduct an annual risk assessment. We have concluded that our compensation policies do no encourage excessive or unnecessary risk-taking.

Part II: 2014 Financial and Strategic Accomplishments

In 2014, we achieved adjusted pro forma EBITDA of $113 million1. While operating results were challenged by weaker conditions in several of our businesses, principally in Europe, we were able to deliver strong operating cash flows of $85 million. This amount represents a high cash flow conversion rate, as we converted adjusted net income1 of $22 million into $85 million of operating cash flows and $51 million of free cash flow (after deducting $34 million of capital expenditures to reinvest in the businesses). We ended 2014 with $92 million of cash and $13 million of debt on our balance sheet.

Our strong operating cash flows were used to support a number of strategic activities during the year. During 2014, we returned capital to stockholders through our share repurchase program and our first quarterly dividend since 2002. The quarterly cash dividend, initiated in the first quarter of 2014, returned over $9 million to stockholders during the year. In February 2015, our Board of Directors authorized a 10 percent increase to the dividend for 2015, demonstrating confidence in our strategy and ability to generate continued strong cash flows. Also in 2014, we returned $35 million to stockholders in the form of share repurchases. Under this program, which started in the first quarter of 2013, we returned a total of $49 million through December 31, 2014, and had $51 million available for additional share repurchases.

In the fourth quarter of 2014, we completed the $25 million acquisition of Ener-tek, which operates under the brand name “Yardney”. This acquisition is complementary to our successful Battery Technologies platform, providing a foothold into programs that are expected to grow at attractive rates and enabling us to better serve customers with an even wider range of innovative solutions. This acquisition is expected to be accretive in 2015,

[1]	This is a non-GAAP financial measure. Please see pages 15-16 of our Annual Report on Form 10-K for the year ended December 31, 2014 for a reconciliation to the comparable US GAAP amount.

and we expect to double its adjusted EBITDA in the next three years through a combination of growth and synergies. This acquisition is an example of the value-creating, synergistic deals that we are seeking to build out our existing platforms.

During 2014, we sharpened our focus on improving the operating performance of the Company. During the year, we recruited new business leaders in four of our five business units, and completed a strategic review of our business objectives and identified desired outcomes. Accordingly, we began to implement additional competitive repositioning and cost optimization opportunities across the company to improve our ability to serve customers, better compete in global markets and deliver stronger financial performance. Executing on these opportunities created $3 million of annualized savings in 2014, and they are expected to deliver annualized savings of $30-$40 million by the end of 2017 at a total cash expense of approximately $50-$65 million.

Net sales in 2014 of $965 million, excluding sales attributable to the divested Advanced Materials business, decreased by 3% compared to 2013. This decrease was due to weakening business conditions and lower pass-through rare-earth prices in our Magnetic Technologies business, but was partially offset by higher sales in our Battery Technologies business. In our Specialty Chemicals business, 2014 sales were similar to prior year levels. Excluding charges for restructuring and other business improvement initiatives, as well as goodwill and intangible asset impairment charges, adjusted pro forma EBITDA in 2014 of $113 million1 was lower than our 2013 EBITDA of $121 million1. This was due primarily to lower sales volumes in Magnetic Technologies and the one-time receipt of $4 million of insurance proceeds in Specialty Chemicals in 2013, partially offset by increased profitability in Battery Technologies and lower corporate costs.

Part III: 2014 Pay and Performance Analysis

In 2014 we did not achieve all of our annual performance targets. Based on the performance achieved, the Compensation Committee approved 77.3% of target annual incentive plan payouts for 2014. We also did not achieve the performance targets established for the long-term incentive awards granted in 2012 for the three-year period ending December 31, 2014. Accordingly, the Compensation Committee approved vesting of 4.1% of the total shares granted comprising those awards and the named executive officers forfeited performance restricted stock valued at $2,010,805 and retained stock valued at $85,910. (See Part IV of this CD&A for greater detail.)

Farient Advisors (the “Consultant”) is an independent compensation consultant that has been engaged by and advises the Compensation Committee. The Consultant evaluated the relationship between our executive pay and performance over time, focusing primarily on the chief executive officer. The analysis is based on peer group comparisons and tests whether our performance-adjusted compensation (“PAC”) was reasonable for our revenue size within the context of our peer group’s PAC and total stockholder return (“TSR”). TSR is used in this analysis because it is an objective measure that stockholders often rely upon when conducting a long-term pay-for-performance evaluation. PAC uses actual compensation outcomes on a post-performance basis in contrast to target compensation, which is “expected” compensation before performance outcomes are known.

Our chief executive officer’s PAC (actual salary, actual short-term incentive awards, performance-adjusted long-term incentive values, and pension and other compensation) over rolling 3-year periods was compared to our TSR for the same rolling 3-year periods, and then compared to the same compensation components for companies in our peer group. Our chief executive officer’s PAC was then benchmarked against a range of values, called the Alignment Zone, as indicated by the upper and lower boundaries on the chart below. The Alignment Zone indicates the reasonable range of pay outcomes for the performance actually delivered based on our size and the historical pay-for-performance experience of our peer group.

This analysis illustrates that our chief executive officer’s compensation has been reasonable for the actual performance delivered for the three-year periods ending in 2011, 2012, 2013, and 2014 as well as in the most recent one-year period of 2014. A further analysis undertaken by the Consultant indicates that the 2015 pay program will continue to produce strong pay and performance alignment for stockholders.

[1]	This is a non-GAAP financial measure. Please see page 15 of our Annual Report on Form 10-K for the year ended December 31, 2014 for a reconciliation to the comparable US GAAP amount.

Part IV: 2014 Compensation Decisions and Rationale

2014 Peer Group and Market Data

In August 2013, the Compensation Committee, with input from its Consultant, assessed our peer group as part of its annual review of our compensation program. The Compensation Committee considered the same criteria for peer selection as was used for the prior year’s assessment with only one change — a reduction in the upper revenue limit to $3 billion from $4 billion. This was indicative of our expected revenue size in the foreseeable future at the time of the 2014 pay decisions. The criteria were as follows: Chemical and Industrials industry GICS code, annual revenue ranging from $500 million to $3 billion (which equates to roughly 0.4x to 2.6x our 2013 revenue), specific business model criteria including primarily industrial (vs. consumer) applications, engineered products and/or materials, components (vs. finished) products, diverse product offerings, similar business model complexity with two or more business segments, and a significant proportion (i.e., >25%) of revenue generated outside the US.

This analysis resulted in a peer group with annual revenue ranging from $600 million to $2.6 billion, with median annual revenue of about $1.9 billion (based on peer group latest available financial results for fiscal year end through December 31, 2013). The companies in the peer group used for 2014 pay decisions comprised:

Albermarle Corporation	H.B. Fuller Company	NewMarket Corporation
Altra Holdings	GrafTech International Ltd.	Polypore International
Crane Co.	Hexcel Corporation	A. Schulman
Cytec Industries Inc.	Kennametal Inc.	Stepan Company
EnerSys	Materion Corporation	Stoneridge Inc.

For the 2014 peer group, the following companies were eliminated for the following reasons:

•	Spartech Corporation was acquired by PolyOne in March 2013;

•	RPM International was not viewed as a good business fit due to its significant consumer orientation; and

•	Ametek, PolyOne, and Rockwood Holdings were all too large, each with revenue that exceeded $3.0 billion, the upper boundary of our size-based peer screen.

For the 2014 peer group, the following companies were added to the peer group because (i) they fit the business criteria set out above, and (ii) with revenues of less than $1 billion, they provided us with a more balanced portfolio given the number of larger (revenue) companies already included in the group. The following additional criteria were considered impactful in the analysis to include these companies in our peer group:

•	Altra Holdings, manufacturer of engineered components for industrial end users, which is consistent with our business model;

•	Polypore, a manufacturer of membranes for energy storage, medical, and industrial applications, which is similar to our Battery Technologies business; and

•	Stoneridge, a manufacturer of advanced components including power distribution, which is relevant to our Magnetic Technologies business.

The 2014 peer group was used by the Consultant to analyze competitive compensation levels for our chief executive officer and our chief financial officer in conjunction with compensation survey data. Survey pay data from the Towers Watson 2012 Compensation Database Executive Compensation Survey Report and the Aon Hewitt 2013 Total Compensation Measurement Executive Survey was used to assess pay levels for all the NEOs. These surveys represent the broader market of industrial companies with revenue between $0.5 and $3.0 billion. Both peer group and survey pay data were size-adjusted to reflect a company with revenue of $1.5 billion. For the CEO, the proxy peer group data was weighted 100%. For the CFO, the proxy peer group pay data was weighted 50%, and the data from the two surveys was weighted 25% each. For all other NEOs, data from the two surveys was weighted 50% each.

The 2014 peer group was also used to benchmark general pay program design characteristics and employee equity dilution levels and to evaluate our pay and performance relationships, 2014 pay program design and goal-setting criteria.

2014 Base Salaries

We use base salaries to provide a predictable level of current income. Our base salaries are designed to attract and retain qualified executives. Each of our named executive officers has a base salary that is based upon a determination of the requirements of his or her position, an assessment of individual skills and competencies, including overall operational performance and execution of responsibilities, and upon the base salary level for executives in similar positions with companies within our peer group. It may also reflect an executive’s compensation level prior to joining us. When establishing base salaries for our executives, we do not take into account any awards previously made, including the results of equity-based awards under our long-term incentive plans. In the case of our chief executive officer, the Compensation Committee assesses his performance and determines his base salary level. For other executives, our chief executive officer makes individual recommendations of base salary levels for consideration by the Compensation Committee, based on the overall annual salary budget guidelines for our company, each executive’s performance and their base salary positioning against the market median.

The Compensation Committee approved salary increases for 2014 for our named executive officers, other than Mr. Scaminace and Mr. Knowles. Mr. Scaminace has not received a salary increase since 2012 and Mr. Knowles was hired as our President and Chief Operating Officer effective April 8, 2013, and his annualized salary for 2013 and 2014 was $500,000. We believe that our executive officers’ base salaries as a group continue to approximate the market median. This approach is consistent with our pay philosophy.

Name	2012 Base Salary	% Increase for 2013	2013 Base Salary	% Increase for 2014	2014 Base Salary
J. Scaminace	$973,474	0.0%	$973,474	0.0%	$973,474
D. Knowles	—	—	$500,000	0.0%	$500,000
C. Hix	$430,000	0.0%	$430,000	2.5%	$440,750
V. Gentile Sachs	$383,474	0.0%	$383,434	3.0%	$394,937
M. Johnson	$315,000	0.0%	$315,000	3.0%	$324,450

2014 Annual Incentive Plan (AIP)

We maintain an Annual Incentive Program (“AIP”) that provides our management employees, including our executives, with the opportunity to earn awards based upon achievement of specific performance metrics. Annual bonuses are intended to provide incentives for executives to achieve or exceed established annual goals and be rewarded for their efforts and results. When combined with base salaries, annual bonus opportunities for our executives generally are set to provide market median total cash compensation when target performance goals are met.

We select target bonus opportunities based upon competitive information that is derived from market data provided by the Consultant. Achievement of bonuses is determined by the Compensation Committee following its receipt of our audited financial results for the previous fiscal year. The Compensation Committee may consider bonus recommendations of our chief executive officer (with respect to executive officers other than himself) and has the authority to exercise discretion in approving the amount of any bonus, notwithstanding the performance criteria established for bonuses.

For each participant in AIP, we annually establish a threshold objective, a target objective, and a maximum objective for each AIP criterion. These levels are designed to reflect results that range from an acceptable return to stockholders (threshold), to a more demanding but achievable result (target), and finally to a stretch objective that normally would be achieved infrequently (maximum). All bonuses are calculated on a linear basis between these threshold and maximum levels. Annual bonuses are self-funded in the sense that the threshold, target and maximum objectives are net of the aggregate amount that would be payable as bonuses at each level. Annual bonuses are paid in cash.

2014 Annual Incentive Performance Measures

Measures and Weightings	Rationale for Selection
¡ 75% EBITDA • 25% Strategic Scorecard ➢ Operating Cash Flow

¡  EBITDA is a measure of profitability and general financial performance with a strong link to stockholder value

¡  Operating cash flow focuses executives on management of capital and generating cash flow to support reinvestment in the business and our strategic actions

Every year, as part of the performance assessment process, the Compensation Committee considers the following adjustments to performance results when determining incentive payouts. Adjustments include those that: (1) encourage appropriate actions for the long-term health of the business, (2) likely will not have a material adverse effect on Company value, and (3) are fair to participants as well as stockholders. Potential adjustments include such items as write-offs of goodwill and intangible asset impairment charges, fees and costs specific to an acquisition or disposition transaction, one-time unbudgeted restructuring charges, unplanned severance costs, unplanned legal settlements, unbudgeted costs associated with changes in environmental regulations, and unbudgeted changes in accounting principles and rules. In addition, adjustments for material unbudgeted acquisitions will be made on a case-by-case basis.

Our executives had a 2014 annual bonus opportunity based 75% on EBITDA and 25% on the strategic scorecard. We calculated EBITDA by adding depreciation and amortization to operating profit and adjusting for the items set out in the previous paragraph. For the strategic scorecard, we calculated operating cash flow by using net cash provided by operating activities and adjusting for the cash impacting items set out in the previous paragraph. The 2014 target for EBITDA was set in relation to our actual 2013 performance (7% higher) and based on our 2014 budget. The target for operating cash flow was set based on our 2014 budget. The EBITDA and operating cash flow threshold and maximum levels were established based on comparisons to our peer group practices. The following table sets forth these goals and how they were determined.

2014 Annual Incentive Performance Measure Determination

	Financial	Strategic Scorecard
Goal Levels	EBITDA	Operating Cash Flow
Maximum	+25% of Target	+25% of Target
Target	7% above 2013 Actual	2014 Budget
Threshold	-25% of Target	-25% of Target

Our EBITDA for 2014, as calculated for AIP, was $116.5 million, yielding a 66.8% payout on this measure, weighted 75%, and our strategic scorecard assessment of operating cash flow for 2014 was above target, yielding 108.9% payout for this measure, weighted 25%, for an overall 77.3% of target incentive payout. The EBITDA and strategic scorecard assessment of operating cash flow were quantitatively determined. The Compensation Committee has the authority to exercise discretion in approving the amount of any bonus, notwithstanding the performance criteria established for bonuses. This discretion was not exercised in 2014 for any executive officer.

The following table sets forth information regarding the performance objectives established and actual performance results for 2014:

2014 Annual Bonus Goals

	Financial		Strategic Scorecard		Payout as % of Target (1)
	EBITDA ($MMs)		Operating Cash Flow ($MMs)
Weighting		75%		25%
Maximum	≥	$162.50	≥	$128.75	200%
Target		$130.0		$103.0	100%
Threshold		$97.50		$77.25	20%
Below Threshold	≥	$97.50	≥	$77.25	0%
Actual Performance		$116.50		$105.3
Performance as % of Target		89.6%		102.2%
Payout as % of Target		66.8%		108.9%
Total Payout % of Target		77.3%

(1)	Interpolate for performance between discrete points

The following table sets forth the target award opportunities and the actual awards earned for 2014:

2014 Annual Bonus Opportunities

	Target		2014 Annual Bonus Actually Earned
Executive	% of Salary	Bonus Amount	% of Target	% of Salary	Bonus Amount
J. Scaminace	100.0%	$973,474	77.3%	77.3%	$752,495
D. Knowles	75.0%	$375,000	77.3%	58.0%	$289,875
C. Hix	65.0%	$286,488	77.3%	50.2%	$221,455
V. Gentile Sachs	55.0%	$217,215	77.3%	42.5%	$167,907
M. Johnson	50.0%	$162,225	77.3%	38.7%	$125,400

2014 Long-Term Incentive Compensation

Our long-term incentive compensation program comprises a variety of vehicles, including stock options, restricted stock (or units), and performance-based restricted stock (or units), which in aggregate are designed to motivate and reward for strong long-term financial results, align the interests of our executives with those of our stockholders, build executive stock ownership, and retain executives over the long-term. We establish the mix of compensation vehicles used based upon an assessment of company needs vis-à-vis each of the above objectives and further taking into account competitive practice and accepted standards of good governance.

Each year, the Compensation Committee establishes a target grant value for our executives based upon executive position and the competitive market information provided by the Consultant. The Committee then assesses the relative contribution of each executive and adjusts the market value, if needed, upward or downward. In total, grant values are targeted at the median of market. The target is expressed as a monetary value that is intended to equal median levels for executives. This total monetary value is then divided into the various long term incentive (“LTI”) components, as discussed below, and then converted into shares. In addition, the total shares that are granted as a result of this process may be adjusted downward based on the Compensation Committee’s assessment of whether our dilution is within acceptable competitive, institutional investor and institutional advisor norms.

Stock Options

The number of stock options granted is a whole number that is based on that portion of LTI target value allocated to stock options for each executive, divided by the value of the stock option at the time of the grant, as determined by the Black-Scholes Stock Option Pricing Model. Inputs to the model include our share price which is defined as the average high and low of our daily stock prices for the 30-day period prior to the date of grant (i.e., the “planning price”), our expected dividend yield, our stock’s daily volatility calculated over the last ten years, the interest rate on 10-year Treasury Notes, and an expected life of six years. Our stock options become exercisable in equal increments over a three-year period and expire ten years from the date of grant, assuming the recipient’s continued employment with us.

Performance-Based Restricted Stock (PRS)

The number of shares or units of PRS granted is a whole number that is based on that portion of the LTI maximum value allocated to the numbers of shares or units of PRS for each executive, divided by our share price leading up to the date of grant (i.e., our “planning price”). Performance-based restricted stock awards are earned only upon satisfaction of performance goals related to a three-year performance period.

Time-Based Restricted Units (RSUs)

The number of RSUs issued is a whole number that is based on that portion of the LTI target value allocated to RSUs for each employee (executives do not receive RSU’s), divided by our share price leading up to the date of grant (i.e., the “planning price”). To retain employees, restrictions on RSUs lapse 100% on the third anniversary of their grant date (cliff vesting).

Our practice is to grant long-term stock-based awards at the first Compensation Committee meeting held following its receipt of our preliminary financial results for the previous fiscal year and availability of the current year operating plan. This meeting customarily is held in February in conjunction with our regularly scheduled Board meeting, and this practice permits us to consider the preliminary prior-year results and performance expectations when making new grants. From time to time, we also may grant awards in connection with new hires and promotions at the time of those events. We grant stock options only with an exercise price equal to or greater than the market price of our common stock on the grant date. We do not attempt to time the grant of stock-based awards to the release of material nonpublic information. The following table shows the 2014 long-term incentive mix:

Long-Term Incentive Compensation Mix — 2014

Long-Term Incentive Vehicle	Time Horizon	Named Executive Officers	All Other Participants
Stock Options	3-year ratable vest	50%	30%
Performance-based Restricted Stock (PRS)	3-year performance period, cliff vest	50%	50%
Time-based Restricted Stock Units (RSUs)	3-year cliff vest	0%	20%

As shown in the chart below, our named executive officers received the following equity-based awards during 2014. The target value of these awards approximated market median levels of our peer group and other similarly-sized companies.

2014 Target Equity Grants to Named Executive Officers

Executive	Stock Options	PRS
		Target	Maximum(1)
J. Scaminace	65,200	26,450	52,900
D. Knowles	31,700	12,850	25,700
C. Hix	19,000	7,700	15,400
V. Gentile Sachs	13,600	5,500	11,000
M. Johnson	12,500	4,400	8,800

(1)	Grants were made at Maximum, with vesting subject to performance conditions. Target awards are one-half of Maximum levels, as shown below under “Grants of Plan-Based Awards in 2014.”

2014-2016 Performance-Based Restricted Stock

For the 2014-2016 PRS, the performance measures are RONA and TSR relative to the Russell 2000 companies. We selected the Russell 2000 companies rather than our peer group for TSR comparison because:

•	The larger group of companies likely will provide a more stable point of reference over time than the peer group;

•	TSR for our peers is generally aligned with the Russell 2000 index; and

•	There is no subjective determination of the companies comprising the Russell 2000.

In addition, using the un-weighted Russell 2000 Index (i.e., the companies in the index) rather than the index itself makes it easier to assess performance based on percentile rank, and does not distort results based on the market capitalization weighting of the companies in the index.

2014-2016 Performance Based Restricted Stock Measures

Measures and Weightings	Rationale for Selection	How Measured
50% RONA	• RONA ensures strong link to stockholder value, focus on operational excellence, and efficient deployment of capital	• Three-year average RONA provides a longer-term focus
50% Relative TSR (vs. Russell 2000 companies)	• Relative TSR directly ties LTI to TSR within the context of how small cap stocks perform without restricting comparison to peer selection

• Companies tracked are those that are in the Russell 2000 at the beginning of the three-year performance period

• Companies that are acquired, merged, or delisted during the period will be dropped from the comparison

The performance metrics and payout opportunity for the 2014-2016 PRS is the same as the prior year’s 2013-2015 performance cycle.

Performance Level	RONA	TSR vs. Russell 2000 Companies	Payout as a Percentage of Target(1)

Weight	50%	50%

Maximum	To be disclosed upon completion of performance cycle	≥75th Percentile	200%
Target		50th Percentile	100%
Threshold		25th Percentile	20%
Below Threshold		≤25th Percentile	0%

(1)	Interpolate between discrete points

The Compensation Committee will consider certain adjustments to performance results when determining incentive payouts as explained on page 26 in connection with our AIP.

2012-2014 Performance-Based Restricted Stock Awards Payout

In February 2012, we granted PRS awards that were tied to our performance for the three-year period ended December 31, 2014. The performance criteria for these awards were average EBITDA margin and our average RONA. The EBITDA margin target was based on the 75th percentile relative to our peer group’s historical EBITDA margin results. The threshold and maximum criteria were based on the 50th percentile and 90th percentile, respectively, relative to our peer group’s historical EBITDA margin results. The RONA target was based on budget as well as compared to the 50th percentile of our peer group’s historical RONA results. The threshold and maximum criteria for RONA were based on the 25th percentile and 75th percentile, respectively, relative to our peer group’s historical RONA results. The RONA target, threshold and maximum criteria also took into account that (i) our Magnetic Technologies acquisition completed in August 2011 had higher working capital intensity as compared to our legacy businesses and (ii) additional goodwill was recorded as a result of that acquisition. For each performance criterion, we established an annual target that was applied for each year in the performance period, however, the target did not vary year to year. We measured that criterion on an annual basis to determine the amount of restricted stock earned in each year, ranging from threshold to maximum amount. At the end of the three-year performance period, we averaged the amount of restricted stock that was earned in each year of the three-year period to arrive at the final amount of performance-based restricted stock that vested. The specific performance goals applicable to the 2012-2014 awards were the same for all named executive officers, as shown in the table below.

In February 2015, our Compensation Committee determined that our actual EBITDA margin relative to our peer group exceeded plan thresholds during 2013 and 2014, but was not met in 2012. The RONA threshold was not met for the entire three year performance period of 2012-2014. Based on this performance (see chart below), the awards were earned at 4.1% of maximum grant, comprised of 11.8% of the target award with respect to EBITDA margin (weighted 70%) and 0% with respect to RONA.

2012-2014 Performance Based Restricted Stock Goals

	Performance Measures						Vesting As % Of:
	EBITDA Margin			RONA(1)			Target Grant	Maximum Grant
Weighting	70%			30%
Maximum	≥17.5%			≥14.0%			200.0%	100.0%
Target	14.5%			11.0%			100.0%	50.0%
Threshold	11.5%			8.0%			0.0%	0.0%
Below Threshold	<11.5%			<8.0%			0.0%	0.0%
Actual/Projected Results(2)	Result	Vest		Result	Vest
2012 A	9.2%	0.0	%(3)	3.6%	0.0	%(3)
2013 A	12.0%	15.5	%(3)	4.7%	0.0	%(3)
2014 A	12.1%	20.0	%(3)	4.4%	0.0	%(3)

% Vesting = 3-Year Avg	NA	11.8%		NA	0.0%		8.2%	4.1	%(4)

(1)	Operating profit/(total assets-cash-tax assets) minus (total liabilities-debt-tax liabilities)

(2)	Performance is interpolated between discrete points. Each year’s result determines a % vesting; final % vesting is average of 3 years’ vesting %s

(3)	% vesting as a percentage of target award

(4)	% of maximum grant vesting is target vested ÷ 2

As a result, the shares of common stock earned by each of our named executive officers under these PRSs and vesting in March 2015 were as follows:

2012-2014 Performance-Based Restricted Stock Vesting

Executive	Total Number of Shares	Shares Vested	$ Value of Vested Shares		Shares Forfeited	$ Value of Forfeiture
J. Scaminace	37,600	1,541		$47,655	36,059		$1,115,125
C. Hix V. Gentile Sachs	9,200 8,100	377 332	$ $	11,659 10,267	8,823 7,768	$ $	272,851 240,225
M. Johnson	7,000	287		$8,875	6,713		$207,600

Vesting was based entirely on the results of our performance over the period, with the Compensation Committee exercising no discretion to adjust the number of shares earned.

2013-2015 Performance-Based Restricted Stock Awards

For the 2013-2015 PRS, the performance measures were RONA and TSR relative to the Russell 2000 companies. These are the same performance measures used for the 2014-2016 PRS awards and we used the same rationale for selection of these measures, as described in more detail above. The payout leverage is also the same as that for the 2014-2016 PRS awards, also described in more detail above.

2013-2015 Performance Based Restricted Stock Measures

Measures and Weightings	Rationale for Selection	How Measured
50% RONA	• RONA ensures strong link to stockholder value, focus on operational excellence, and efficient deployment of capital	• Three-year average RONA provides a longer-term focus
50% Relative TSR (vs. Russell 2000 companies)	• Relative TSR directly ties LTI to TSR within the context of how small cap stocks perform without restricting comparison to peer selection

• Companies to be tracked are those that are in the Russell 2000 at the beginning of the three-year performance period

• Companies that are acquired, merged, or delisted during the period will be dropped from the comparison

Retirement Plans

Our executives participate in our tax-qualified defined contribution 401(k) plan and our deferred compensation program, both of which are available generally to all of our employees in the United States. The plans in this program are designed to encourage savings for retirement, as we do not maintain a defined benefit plan that provides a specified level of income following retirement or any supplemental employee retirement plan for any executive. Our contributions to these plans for our named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table in this proxy statement. Our deferred compensation program is discussed under “Nonqualified Deferred Compensation” in this proxy statement.

Perquisites

Each of our named executive officers receives an annual payment in lieu of receiving any specific perquisites or personal benefits. This annual payment is $30,000 for Mr. Scaminace and $25,000 for each of our other named executive officers. The cash payments made in 2014 to our named executive officers in lieu of perquisites are included in the “All Other Compensation” column of the Summary Compensation Table in this proxy statement.

We have tickets to various sports and entertainment venues. These tickets are primarily intended to be used to entertain customers and suppliers. On those occasions when tickets are not used for business-related entertainment, they may be used by a wide range of our employees, including our executives, through a lottery process or on an invited basis.

Part V: Preview of 2015 Pay Program

2015 Peer Group and Market Data

In May 2014, the Compensation Committee, with input from its Consultant, assessed our peer group as part of its annual review of our compensation program. The Compensation Committee considered the same criteria for peer selection as was used for the prior year’s assessment with no changes. The criteria were as follows: Chemical and Industrials industry GICS code, size ranging from $500 million to $3 billion (from roughly 0.5x to 2.8x our 2014 revenue), specific business model criteria including primarily industrial (vs. consumer) applications, engineered products and/or materials, components (vs. finished) products, diverse product offerings, similar complexity with two or more business segments, and a significant proportion (i.e., >25%) of non-US revenue.

This analysis resulted in a peer group with revenue ranging from $600 million to $2.6 billion, and median revenue of about $1.9 billion (based on latest available financial results for fiscal year end through April 30, 2014). The companies in the peer group used for 2015 pay decisions were the same as those included in 2014:

Albermarle Corporation	H.B. Fuller Company	NewMarket Corporation
Altra Holdings	GrafTech International Ltd.	Polypore International
Crane Co.	Hexcel Corporation	A. Schulman
Cytec Industries Inc.	Kennametal Inc.	Stepan Company
EnerSys	Materion Corporation	Stoneridge Inc.

The 2015 peer group was used by the Consultant to analyze competitive compensation levels for our chief executive officer and our chief financial officer in conjunction with survey pay data. Survey pay data from the Towers Watson 2014 Compensation Database Executive Compensation Survey Report and the Aon Hewitt 2013 Total Compensation Measurement Executive Survey was used to assess pay levels for all the NEOs. These surveys represent the broader market of industrial companies with revenue between $0.5 and $3.0 billion (Aon Hewitt) and $1.0 and $3.0 billion (Towers Watson). Both our peer group and survey pay data were size-adjusted to reflect a company with revenue of $1.2 billion. For the chief executive officer, the peer group proxy data was weighted 100%. For the chief financial officer, the peer group proxy data was weighted 50%, and the data from the two surveys was weighted 25% each. For all other NEOs, data from the two surveys was weighted 50% each.

The peer group was also used to benchmark general pay program design characteristics, and employee equity dilution levels. In addition, it was also used to evaluate pay and performance relationships, 2015 pay program design and goal-setting decisions.

2015 Base Salaries

For 2015, base salaries for our named executive officers will remain unchanged. We believe that the 2015 salaries for our executive officers as a group continue to approximate the market median, which is consistent with our pay philosophy.

2015 Annual Incentive Plan

We are making no changes to the 2015 annual incentive program. The target bonus opportunities for all of the NEOs are unchanged, and the threshold and maximum payouts continue to be 20% and 200% of target, respectively. The annual incentive design structure will continue to have a balance in performance measures with a financial measure weighted 75% and the strategic scorecard weighted 25%. The 2015 financial measure will continue to be EBITDA because this measure is broadly tracked by investors and used as a proxy for assessing a company’s profitability and general financial performance. The strategic scorecard measure will also continue to be operating cash flow because it emphasizes the importance of managing our use of capital and for maintaining a strong balance sheet.

2015 Long-Term Incentive Compensation

In 2015 the long-term incentive compensation program remains the same for the NEOs, with the same percentage mix of options and PRSs, and the same performance measures (RONA and TSR compared to the un-weighted Russell 2000). Target long-term incentive grant values will generally reflect the 50th percentile pay positioning which means that there is no relative increase in long-term incentive grant values for any NEO.

Part VI: Other Compensation Elements and Matters

Clawbacks

We adopted a clawback policy in 2012 that applies to any material restatement regardless of cause, and looks back over three years. In addition, the clawback policy applies to all incentive compensation, including equity, and covers all current and former officers. The clawback policy requires repayment of the excess amount paid (i.e., what actually was received over that which should have been received given the restatement, as determined by the Board of Directors). Further, the clawback policy provides for Board or Compensation Committee discretion based on the facts and circumstances of any restatement.

Change in Control Agreements and Severance Plan

We maintain change in control protection through agreements with our executive officers, including our named executive officers, to help retain key executives. Change in control agreements entered into since 2010 contain no tax gross-up provisions. Change in control agreements entered into prior to 2010 contain a tax gross-up provision.

Our executive officers are covered by the OM Group, Inc. Executive Severance Plan, adopted in 2011, which provides for certain severance benefits in the event of termination other than in the event of a change in control. This severance plan replaced the individual severance agreements that we had in place with our executive officers. This plan offers us flexibility to adapt our compensation policies and practices quickly to business needs and market trends. These agreements and plan are discussed further under “Potential Payments upon Termination or Change in Control” in this proxy statement.

Employment Agreements

We do not currently have employment agreements with any of our named executive officers, nor do we expect to enter into such agreements in the future.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation in excess of $1 million in any taxable year paid to the chief executive officer and certain other highly compensated executive officers. However, compensation in excess of $1 million is deductible if it meets the criteria for being “performance-based” within the meaning of Section 162(m). Our stock option and performance-based restricted stock awards, as well as our annual bonuses, satisfy the conditions for being “performance-based” under Section 162(m). Time-based restricted stock and restricted stock unit awards do not satisfy the Section 162(m) “performance-based” conditions.

We generally endeavor to award compensation in a manner that satisfies the conditions for tax deductibility. However, we will not necessarily limit executive compensation to amounts that are deductible under Section 162(m), but rather intend to maintain the flexibility to structure our compensation programs so as to best promote our interests and the interests of our stockholders. For instance, we have established Mr. Scaminace’s target total direct compensation at the level described above, even though it may not be fully deductible, because we believe such compensation is appropriate under relevant market conditions and is consistent with the objectives of our executive compensation program as applied to him.

Consideration of Risk-Taking Due to Compensation Programs

As part of its customary process, the Compensation Committee specifically considers whether any elements of our compensation program encourage our executives and employees to take unreasonable risks relating to our business. The Compensation Committee believes that the mix of different types of available compensation, the specific performance criteria applied in our incentive compensation programs, and the retention of discretion by our Compensation Committee in administering our various compensation programs all contribute to the focus by our executives and employees upon the long-term interests of stockholders, and that our overall compensation philosophy and specific compensation programs do not encourage our executives or employees to take unreasonable risks relating to our business.

Role and Independence of Compensation Consultant

Farient Advisors (referred to as the “Consultant”) has been engaged by and advised the Compensation Committee since the second half of 2012. In its capacity as independent consultant to the Compensation Committee, the Consultant:

•

Reviews and makes recommendations relating to various aspects of our executive compensation programs, including the identity of our peer companies for purposes of benchmarking executive compensation; assessing and advising on the competitiveness of our compensation programs related to our peer companies and general industrial companies of similar size as reported in peer proxies and recent pay surveys, respectively;

•	Develops appropriate recommendations for changes with respect to compensation levels, compensation program design, and equity award guidelines;

•	Provides assistance on goal-setting, the calibration of levels of pay to various levels of performance, and pay for performance alignment;

•	Provides regular updates to the Compensation Committee on trends and issues in compensation practices; and

•	Provides information and advice on Board of Director compensation.

The Consultant is expected to be available for attendance by phone or in person at quarterly Compensation Committee meetings. The Consultant works directly with the Compensation Committee and, in accordance with our compensation consultant independence policy, may not work for us with respect to other matters except as relates to such Committee’s responsibilities as set forth in its charter and as approved by our Compensation Committee. The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits. The Compensation Committee reports to and, where required under its charter, obtains the approval of the Board of Directors on material compensation decisions made at each committee meeting.

We adopted our Compensation Consultant Independence Policy in 2010 to ensure that consultants retained by the Compensation Committee are independent of us and our management. In accordance with our policy, the Compensation Committee performs an annual assessment and review of the consultant’s independence. The Compensation Committee completed this assessment for its engagement of the Consultant and determined, in its reasonable business judgment, that the Consultant is independent of us and our management. In making its determination, the Compensation Committee considered, among other things, the following factors: (i) the Consultant does not provide any non-compensation related services to the Company; (ii) the amount of fees for its compensation services, noting in particular that such fees are negligible when considered in the context of its total revenues for the period; (iii) the Consultant’s policies and procedures concerning conflicts of interest; (iv) there are no other business or personal relationships between our executive officers, directors or Compensation Committee members and representatives of the Consultant who provide services to us; and (v) neither the Consultant nor any of its representatives own our common stock.

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each named executive officer for the fiscal years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
J. Scaminace	2014	$973,474	$1,040,279	$986,476	$752,495	$10,345	$168,782	$3,931,851
Chairman and Chief Executive Officer	2013 2012	973,474 973,474	1,140,000 736,671	1,041,104 922,105	899,490 841,958	22,816 20,646	225,044 236,673	4,301,928 3,731,527

D. Knowles	2014	500,000	505,391	479,621	289,875	—	66,337	1,841,224
President and Chief Operating Officer	2013	346,154	1,340,652	575,500	346,500	—	18,750	2,627,556

C. Hix	2014	440,750	302,841	287,470	221,455	—	77,631	1,330,147
Vice President and Chief Financial Officer	2013 2012	430,000 430,000	310,080 628,422	285,565 304,798	258,258 241,740	— —	68,564 43,750	1,352,467 1,648,710

V. Gentile Sachs	2014	394,937	216,315	205,768	167,907	2,004	69,687	1,056,618
Vice President, General Counsel and Secretary	2013 2012	383,434 383,434	237,120 143,437	222,880 183,726	194,861 182,398	4,420 3,999	81,946 85,388	1,124,661 982,382

M. Johnson	2014	324,450	173,052	189,125	125,400	—	61,092	873,119
Vice President, Human Resources	2013 2012	315,000 315,000	191,520 124,164	174,125 158,814	145,530 136,222	— —	71,629 52,112	897,804 786,312

(1)	The amounts in this column reflect the aggregate compensation cost to be recognized for financial reporting purposes over the vesting period of awards made pursuant to our stock-based incentive plans, in accordance with FASB ASC Topic 718. With respect to performance-based restricted stock awards, this amount reflects the determination made at the time of grant regarding the probable outcome of the performance conditions relating to the stock award. Assumptions used in the calculation of the amounts are included in note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. With respect to stock awards, the value of awards at the grant date, assuming the highest level of performance, was as follows:

	2014	2013	2012
J. Scaminace	$1,466,653	$1,566,875	$1,781,695
D. Knowles	712,533	1,513,110	N/A
C. Hix	426,965	426,190	419,919
V. Gentile Sachs	304,975	325,910	368,562
M. Johnson	243,980	263,235	318,716

(2)	The amounts in this column reflect annual bonus amounts. With respect to Mr. Scaminace, the 2012 row includes the aggregate value of Mr. Scaminace’s high-performance bonus for 2011, which was paid one-half in stock options and one-half in restricted stock granted in 2012.

(3)	The amounts in this column reflect the above-market earnings on compensation that is deferred under our benefit restoration plan, which is discussed below under “Nonqualified Deferred Compensation.”

(4)	The amounts in this column for 2014 are comprised of the following for the indicated executives:

Name	Contributions to Qualified 401(k) Plan		Employer Contribution to Nonqualified Deferred Compensation Plan(a)	Employer Contribution to Employee Benefit Plan Total	Payment in lieu of Perquisites(b)
	Employer Contribution	Employer Match
J. Scaminace	$9,100	$10,400	$119,282	$138,782	$30,000
D. Knowles	9,100	10,400	21,837	41,337	25,000
C. Hix	9,100	10,400	33,131	52,631	25,000
V. Gentile Sachs	9,100	10,400	25,187	44,687	25,000
M. Johnson	9,100	10,400	16,592	36,092	25,000

(a)	These amounts have not been received by the executives. See “Nonqualified Deferred Compensation.”

(b)	In lieu of receiving any perquisites or personal benefits, each of our executive officers receives an annual cash payment. Such annual payment is $25,000 for each of our executive officers other than Mr. Scaminace, who receives an annual payment of $30,000.

Grants of Plan-Based Awards in 2014

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			Exercise or Base price of Option Awards ($Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)		Closing Market Price at Grant Date ($/Sh)(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Scaminace	2/11/2014(2)	—	—	—	—	65,200	—	$32.24	$986,476		$32.24
	2/11/2014(3)	—	—	—	5,290	26,450	52,900	—	1,040,279	(4)	—
	2/11/2014(5)	$194,695	$973,474	$1,946,948	—	—	—	—	—		—

D. Knowles	2/11/2014(2)	—	—	—		31,700		32.24	479,621		32.24
	2/11/2014(3)	—	—	—	2,570	12,850	25,700		505,391	(4)
	2/11/2014(5)	$75,000	$375,000	$750,000	—	—	—	—	—		—

C. Hix	2/11/2014(2)	—	—	—	—	19,000	—	32.24	287,470		32.24
	2/11/2014(3)	—	—	—	1,540	7,700	15,400	—	302,841	(4)	—
	2/11/2014(5)	$57,298	$286,488	$572,975	—	—	—	—	—		—

V. Gentile Sachs	2/11/2014(2)	—	—	—	—	13,600	—	32.24	205,768		32.24
	2/11/2014(3)	—	—	—	1,100	5,500	11,000	—	216,315	(4)	—
	2/11/2014(5)	$43,443	$217,215	$434,431	—	—	—	—	—		—

M. Johnson	2/11/2014(2)		—	—	—	12,500	—	32.24	189,125		32.24
	2/11/2014(3)	—	—	—	880	4,400	8,800	—	173,052	(4)	—
	2/11/2014(5)	$32,445	$162,225	$324,450	—	—	—	—	—		—

(1)	In accordance with our historical practice under our 2007 Incentive Compensation Plan, stock option awards were granted in 2014 at an exercise price equal to the average of the high and low price of our common stock on the NYSE on the grant date.

(2)	Stock option award granted under our 2007 Incentive Compensation Plan. On February 11, 2015, one-third of these options vested. The remaining options will vest in two equal installments on February 11, 2016 and 2017.

(3)	Performance-based restricted stock award granted under our 2007 Incentive Compensation Plan. Subject to vesting based upon the satisfaction of our performance criteria for the three-year period ending December 31, 2016.

(4)	The grant date fair value computed in accordance with FASB Topic 718.

(5)	2014 annual bonus opportunity granted under our 2007 Incentive Compensation Plan.

Narrative to Summary Compensation and

Grants of Plan-Based Awards Tables

Restricted Stock, Restricted Stock Units and Stock Option Programs

On February 11, 2014, upon the recommendation of the Compensation Committee, our Board unanimously approved and adopted the 2014 Equity and Incentive Compensation Plan (the “2014 Plan”), which was approved by our stockholders on May 13, 2014. The 2014 Plan superseded and replaced our Amended and Restated 2007 Incentive Compensation Plan (the “2007 Plan”), which terminated upon stockholder approval of the 2014 Plan. The termination of our 2007 Plan did not affect any awards outstanding under the plan and, currently, there remain unvested awards outstanding under the 2007 Plan.

Under the 2014 Plan, the Compensation Committee may grant equity-based compensation in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, dividend equivalents and other stock or stock-based awards to our non-employee directors, officers and other key executives and employees (and those of our subsidiaries), and certain non-employees who perform employee functions. The 2014 Plan also authorizes the Compensation Committee to provide cash incentive awards to these same potential participants. Prior to adoption of the 2014 Plan, we awarded stock options, restricted stock awards, and restricted stock unit awards to our employees and our non-employee directors under our 2007 Plan and, prior to May 8, 2007, we awarded stock options to our employees and our non-employee directors and time-based and performance-based restricted stock to our employees under our 1998 Long-Term Incentive Compensation Plan and our 2002 Stock Incentive Plan. Our Compensation Committee administers outstanding awards under all of our plans. Equity awards granted in 2012 and later have, as applicable, (i) deferred payment of any dividends and dividend equivalents on performance-based and time-based awards contingent upon and until achievement of all the performance criteria or time restrictions applicable to the awards, and (ii) a change in control “double-trigger” so that when a replacement award (as defined under the award agreement) is issued in the event of a change in control, vesting acceleration occurs only if there is both a change in control and a qualifying termination of employment.

Under both the 2007 and 2014 Plans, the exercise price of stock options may not be less than the per share fair market value of our common stock on the grant date. Prior to the adoption of our 2014 Plan, we granted stock options at an exercise price equal to the average of the high and low prices of our common stock on the NYSE on the date the stock option was granted. Under our 2014 Plan, we grant stock options at an exercise price equal to the closing price of our common stock on the NYSE on the date the stock is granted. However, we granted stock options to our chief executive officer in connection with his hiring at exercise prices significantly above the market price on the date of grant. We do not price stock options on a date other than the grant date. The stock options we grant generally vest and become exercisable in equal increments on the first, second and third anniversary of the date of grant, except in event of a change in control, death, disability or retirement. If an employee’s employment ceases due to a change in control (and, for awards made in 2012 and later, subject to the “double trigger” discussed above), death, disability or retirement, all unvested stock options become immediately exercisable. If employment is terminated due to a violation of our Code of Conduct and Ethics, any vested option that is not exercised at the time of termination is forfeited. If employment ceases for any reason other than those discussed, all unvested stock options are forfeited and any vested stock options may be exercised within three months of cessation of employment. All outstanding stock options expire ten years after their grant date.

Our time-based restricted stock granted under these plans generally vests three years after the grant date, and our performance-based restricted stock granted under these plans is earned upon satisfaction of performance goals relating to a three-year period. If an employee’s employment ceases for any reason other than a change in control, death, disability or retirement, all unvested restricted stock awards are forfeited. If an employee’s employment ceases due to a change in control then, subject to the “double trigger”, all unvested time-based restricted stock granted vests, and all unvested performance-based restricted stock granted vests at the “target” performance level. In the event of an employee’s death or disability, a pro rata portion of unvested time-based restricted stock granted will vest, and the employee will remain eligible to receive a pro rata portion of unvested performance-based restricted stock granted, as determined at the end of the performance period. In the event of an employee’s retirement, all unvested time-based restricted stock granted vests and a pro rata portion of unvested performance-based restricted stock remain eligible for vesting at the end of the performance period. Employees who receive restricted stock awards have voting rights and the right to receive any dividends that are declared. Any such dividends that are declared will be held by us and distributed to employees only when the restricted stock vests or is earned.

Our time-based restricted stock units granted generally vest three years after the grant date, and our performance-based restricted stock units are earned upon satisfaction of performance goals relating to a three-year period. If an employee’s employment ceases for any reason other than a change in control, death, disability or retirement, all unvested restricted stock units are forfeited. If an employee’s employment ceases due to a change in control then, subject to the “double trigger”, all unvested time-based restricted stock units granted will vest, and all unvested performance-based restricted stock units vest at the “target” performance level. In the event of an employee’s death or disability, a pro rata portion of unvested time-based restricted stock units granted will vest, and the employee will remain eligible to receive a pro rata portion of unvested performance-based restricted stock units, as determined at the end of the performance period. In the event of an employee’s retirement, all unvested time-based restricted stock units granted will vest, and a pro rata portion of unvested performance-based restricted units remain eligible for vesting at the end of the performance period. Employees who receive restricted stock units do not have voting rights but do have the right to receive dividend equivalents at the time any dividends are declared. Any such dividend equivalents granted will be paid to employees only when the restricted stock unit vests.

Outstanding Equity Awards at 2014 Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying unexercised Option (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

J. Scaminace	—	65,200	(4)	—	$32.24	2/11/2024	19,200	(9)	$572,160	153,00	(14)	$4,559,400
	24,266	48,534	(5)	—	27.32	2/12/2023
	36,666	18,334	(6)	—	30.21	2/14/2022	—		—	—		—
	4,419	—		—	30.21	2/14/2022	—		—	—		—
	50,000	—		—	36.51	2/8/2021	—		—	—		—
	5,289	—		—	36.51	2/8/2021	—		—	—		—
	56,500	—		—	30.66	2/9/2020	—		—	—		—
	46,500	—		—	20.12	2/3/2019	—		—	—		—
	7,703	—		—	20.12	2/3/2019	—		—	—		—
	33,550	—		—	58.57	3/10/2018	—		—	—		—
	45,250	—		—	51.16	2/7/2017	—		—	—		—
	85,050	—		—	28.67	6/13/2015	—		—	—		—
	89,945	—		—	33.67	6/13/2015	—		—	—		—

D. Knowles	—	31,700	(4)	—	$32.24	2/11/2024	36,400	(10)	$1,084,720	56,400	(15)	$1,680,720

	16,666	33,334	(7)	—	22.47	4/8/2023

C. Hix	—	19,000	(4)	—	$32.24	2/11/2024	24,700	(11)	$736,060	41,600	(16)	$1,239,680
	6,833	13,667	(5)	—	27.32	2/12/2023
	8,933	4,467	(6)	—	30.21	2/14/2022	—		—	—		—
	5,333	2,667	(8)		23.21	1/3/2022	—		—	—		—

V. Gentile Sachs	—	13,600	(4)	—	$32.24	2/11/2024	4,100	(12)	$122,180	32,100	(17)	$956,580
	5,333	10,667	(5)	—	27.32	2/12/2023
	7,867	3,933	(6)	—	30.21	2/14/2022	—		—	—		—
	11,800	—		—	36.51	2/8/2021	—		—	—		—
	14,000	—		—	30.66	2/9/2020	—		—	—		—
	10,200	—		—	20.12	2/3/2019	—		—	—		—
	8,200	—		—	58.57	3/10/2018	—		—	—		—
	11,000	—		—	51.16	2/7/2017	—		—	—		—
	10,500	—		—	28.76	5/1/2016	—		—	—		—
	33,334	—		—	20.86	9/26/2015	—		—	—		—

M. Johnson	—	12,500	(4)	—	$32.24	2/11/2024	3,550	(13)	$105,790	26,300	(18)	$783,740
	4,166	8,334	(5)	—	27.32	2/12/2023
	6,800	3,400	(6)	—	30.21	2/14/2022
	10,700	—		—	36.51	2/8/2021	—		—	—		—
	5,000	—		—	33.17	11/1/2020	—		—	—		—

(1)	The unvested shares reflected in this column are time-based restricted shares.

(2)	Based upon the closing market price of our common stock on the NYSE on December 31, 2014, which was $29.80.

(3)	The unearned shares reflected in this column are performance-based restricted shares.

(4)	On February 11, 2015, one-third of these options vested. The remaining options will vest in two equal installments on February 11, 2016 and 2017.

(5)	On February 12, 2015, one-half of these options vested. The remaining options will vest on February 12, 2016.

(6)	These options vested on February 14, 2015.

(7)	On April 8, 2015, one-half of these options vested. The remaining options will vest on April 8, 2016.

(8)	These options vested on January 3, 2015.

(9)	These shares vested on February 14, 2015.

(10)	These shares will vest on April 8, 2016.

(11)	These shares vested on January 3, 2015 as to 20,000 shares and on February 14, 2015 as to 4,700 shares.

(12)	These shares vested on February 14, 2015.

(13)	These shares vested on February 14, 2015.

(14)	In March 2015, the Compensation Committee determined that 1,541 of these shares had been earned. As a result of the determination of the Compensation Committee regarding the extent to which applicable performance goals were satisfied, 36,059 shares were forfeited by Mr. Scaminace. The remaining shares are subject to satisfaction of performance goals for the performance periods that end on December 31, 2015 as regards to 62,500 shares and December 31, 2016 as to 52,900 shares.

(15)	These shares are subject to satisfaction of performance goals for the performance periods that end on December 31, 2015 as regards to 30,700 shares and December 31, 2016 as to 25,700 shares.

(16)	In March 2015, the Compensation Committee determined that 377 of these shares had been earned. As a result of the determination of the Compensation Committee regarding the extent to which applicable performance goals were satisfied, 8,823 shares were forfeited by Mr. Hix. The remaining shares are subject to satisfaction of performance goals for the performance periods that end on December 31, 2015 as regards to 17,000 shares and December 31, 2016 as to 15,400 shares.

(17)	In March 2015, the Compensation Committee determined that 332 of these shares had been earned. As a result of the determination of the Compensation Committee regarding the extent to which applicable performance goals were satisfied, 7,768 shares were forfeited by Ms. Gentile Sachs. The remaining shares are subject to satisfaction of performance goals for the performance periods that end on December 31, 2015 as regards to 13,000 shares and December 31, 2016 as to 11,000 shares.

(18)	In March 2015, the Compensation Committee determined that 287 of these shares had been earned. As a result of the determination of the Compensation Committee regarding the extent to which applicable performance goals were satisfied, 6,713 shares were forfeited by Mr. Johnson. The remaining shares are subject to satisfaction of performance goals for the performance periods that end on December 31, 2015 as regards to 10,500 shares and December 31, 2016 as to 8,800 shares.

Option Exercises and Stock Vested During 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Scaminace	—	—	22,420	719,223
D. Knowles	—	—	—	—
C. Hix	—	—	—	—
V. Gentile Sachs	—	—	5,280	169,386
M. Johnson	—	—	4,810	154,299

Nonqualified Deferred Compensation

We maintain a nonqualified deferred compensation program for select key management employees who have been designated to participate in such program by the Compensation Committee of our Board of Directors and whose tax-qualified plan benefits are subject to certain limitations under the Internal Revenue Code. The currently active component of this program is the Deferred Compensation Plan (the “DCP”). In general, the DCP allows participating executives to defer up to 75% of their base salary and up to 100% of their bonuses, and any other cash or equity-based compensation determined by the Compensation Committee to be deferrable under the DCP, as reduced by any applicable taxes and employee benefit plan deductions. All amounts deferred are 100% vested. In addition, the accounts of DCP participants will be credited with employer make-up contributions as calculated under our 401(k) plan as regards certain participant deferrals to the DCP, and also credited with employer restoration contributions to reflect contributions (calculated in the same manner) that could not be made under that 401(k) plan due to Internal Revenue Code limitations. Make-up and restoration contributions are made only to the extent that the executive participates in our tax-qualified 401(k) plan. Under our 401(k) plan, we contribute 3.5% of compensation as a basic retirement savings contribution, match 100% on the first 3% of participant savings and match 50% on the next 2% of participant savings. We do not maintain any defined benefit plan or supplemental employee retirement plan for any executive.

These employer contributions generally will be credited to participant accounts in the year following the year of the related participant deferral. The accounts of DCP participants also may be credited with discretionary employer contributions that are approved by the Compensation Committee (no such contributions were approved for 2014). Amounts credited to DCP accounts are deemed to be invested in one or more investment options as selected by each participant from investment options determined by the Compensation Committee to be available for DCP accounts, which currently are the same investment options available to all employees participating in our tax-qualified 401(k) plan and do not include any premium or guaranteed returns.

Participants in the DCP are entitled to receive benefits upon separation from service and upon death and disability, as well as upon any specified date that has been established by the participant with respect to compensation that has been deferred. Subject to applicable provisions of Section 409A of the Internal Revenue Code, DCP participants may receive account balances in a lump sum upon separation from service or an established specified benefit date, unless they have elected to receive such balance in annual installments for up to a 15-year period in the case of a separation from service and up to a five-year period in the case of a specified benefit date. Non-employee directors may defer their directors’ fees under the DCP.

We also maintain a separate nonqualified Benefit Restoration Plan (the “BRP”), under which participating executives historically were credited with specified amounts not permitted to be allocated to their accounts under our tax-qualified plan and credited with amounts related to profit-sharing payments made by us to employees generally. The BRP is no longer active and no amounts have been credited to BRP accounts since 2009 and no further amounts will be credited to BRP accounts in the future, other than earnings on the balance in each participating executive’s account. Earnings are calculated by multiplying the balance of a participating executive’s account at the beginning of the year by the five-year rolling average annual composite yield on Moody’s Corporate Bond Yield Index for the immediately preceding five years. BRP participants are fully vested in their BRP accounts and, subject to any applicable provisions of Internal Revenue Code Section 409A, generally will receive their BRP account balances in a lump sum upon separation from service or a change in control (both as defined in Section 409A).

The following table sets forth information regarding our deferred compensation plans.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE($)(3)
J. Scaminace	—	$119,282	$60,441	—	1,681,177
D. Knowles	—	21,837	—	—	21,837
C. Hix	—	33,131	(1,778)	—	59,824
V. Gentile Sachs	—	25,187	11,307	—	451,343
M. Johnson	—	16,592	2,455	—	66,725

(1)	Reflects restoration contributions made by us based upon participation by the indicated executives in the DCP during 2013. All contributions are included in the “All Other Compensation” column of the Summary Compensation Table above. No make-up contributions were required to be credited to the indicated executives for 2013 pursuant to the DCP.

(2)	This column includes the amounts of above-market earnings shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above.

(3)	Of the totals in this column, amounts previously reported in the Summary Compensation Table for previous years are as follows: Mr. Scaminace — $1,457,943; Mr. Knowles — $0; Mr. Hix — $24,814; Ms. Gentile Sachs — $332,194; and Mr. Johnson — $36,241.

Potential Payments upon Termination or Change in Control

We maintain change in control agreements with all of our named executive officers, who also participate in our severance and long-term incentive compensation plans. The following summaries describe and quantify the payments that each named executive officer would receive if his or her employment with us were terminated or if we had a change in control and such executive officer’s employment were terminated following the change in control. The summaries assume that the termination and/or change in control occurred on December 31, 2014 and that the relevant stock price is the closing market price of our common stock on the NYSE on December 31, 2014, which was $29.80.

Payments Pursuant to Severance Plan

Each of our named executive officers participates in the OM Group, Inc. Executive Severance Plan, adopted by our board of directors on May 23, 2011 and effective on May 31, 2011. None of our executive officers have individual severance agreements as a matter of compensation policy and philosophy. This overarching severance plan provides the Compensation Committee with greater flexibility to modify terms and policies related to severance benefits in a rapidly changing market.

The severance plan provides severance benefits for executive officers designated by the Compensation Committee. A participant is entitled to benefits under the severance plan (i) if the participant is not otherwise eligible to receive payments and benefits under a change in control agreement and (ii) upon the occurrence of the following events: an involuntary termination of employment without cause (as such term is defined in the severance plan, and except due to death or disability), a voluntary termination of employment for good reason (as such term is defined in the severance plan) and, for the chief executive officer, termination due to death or disability. Severance benefits are provided in the event of a divestiture of a business unit or outsourcing of a business activity under limited circumstances. Participation under the severance plan precludes participation in any other severance plan, program, agreement or arrangement maintained by us.

The severance plan provides that a participant will be entitled to receive the following payments and benefits:

•

Single lump sum cash payment, payable on the 60th day following the severance date, in an amount equal to the sum of: (a) two times base salary in the case of the chief executive officer and one and a half times base salary for participants other than the chief executive officer and (b) two times the annual bonus amount (defined as the average actual annual cash bonus for the three most recently completed fiscal years) in the case of the chief executive officer and one and a half times the annual bonus for participants other than the chief executive officer;

•	Pro rata bonus for any participant who incurs a severance more than 90 days after the start of a fiscal year;

•	Health benefits for 24 months after severance in the case of the chief executive officer and 18 months for participants other than the chief executive officer, subject to re-employment limitations;

•	Outstanding and vested stock options will remain exercisable for three months after severance or until the expiration date of those options, whichever is earlier; and

•

Reimbursement for outplacement services for a period of 12 months immediately following severance, or if earlier, until the first acceptance by the participant of an offer of employment; reimbursements are limited to $25,000 in the case of the chief executive officer and $10,000 for outplacement services for participants other than the chief executive officer.

In order to receive benefits under the severance plan, the participant must provide a general waiver and release of claims in our favor, return confidential information to us, agree not to solicit our employees or customers or compete for a period of two years following severance for the chief executive officer and 18 months for participants other than the chief executive officer.

The payments that would have been made under this plan, assuming a termination as of December 31, 2014, are indicated below:

	Cash Payment	Pro Rata Bonus	Health Care Benefit	Outplacement Services
J. Scaminace	$3,609,577	$752,495	$23,757	$25,000
D. Knowles	1,227,281	289,875	23,493	10,000
C. Hix	1,021,852	221,455	24,030	10,000
V. Gentile Sachs	864,989	167,907	8,186	10,000
M. Johnson	690,251	125,400	17,818	10,000

Payments in the Event of Death, Disability or Retirement

If any named executive officer dies, becomes disabled or retires while employed by us, any unvested options held by that executive officer will become exercisable immediately. If any named executive officer dies or becomes disabled, a pro rata portion (determined by the number of days from the date of grant as compared to the full three-year period) of unvested time-based restricted stock and units will vest, and the executive will remain eligible to receive a pro rata portion (determined in the same manner) of unvested performance-based restricted stock and units, as determined at the end of the performance period. If any named executive officer retires, all unvested time-based restricted stock and units will vest, and a pro rata portion (as determined by the number of days from the date of grant and ending on the date of retirement as compared to the number of days from the grant date ending on the last day of the performance period) of unvested performance-based restricted stock and units will remain eligible for vesting upon retirement. As discussed above under “Nonqualified Deferred Compensation,” each named executive officer’s benefits accumulated under our deferred compensation program will be distributed in the event of retirement, death or disability.

The table below sets forth payments that would have been made and the value of outstanding awards that would have been received in the event of death, disability or retirement, assuming that such event had occurred on December 31, 2014, assuming each executive was eligible for retirement at that date under our retirement policy, and based upon the closing market price of our common stock on the NYSE on December 31, 2014 ($29.80 per share). The columns includes payments under our deferred compensation program, the value of unvested options that would have become exercisable upon death, disability or retirement, and the value of time-based restricted stock that would have vested upon such an event. No amount is included in the columns for performance-based restricted stock awards since payment of such awards on a pro rata basis is made only at the end of the performance period upon satisfaction of applicable performance goals.

	Death or Disability	Retirement (1)
J. Scaminace	$2,353,316	$2,373,700
D. Knowles	1,009,458	1,473,057
C. Hix	840,199	847,351
V. Gentile Sachs	595,626	599,976
M. Johnson	189,427	193,182

(1)	“Retirement” under our retirement policy means separation from service after attainment of both age 55 and ten years of service. None of our named executives were eligible for retirement at December 31, 2014.

Payments in Event of a Change in Control

We have entered into a change in control agreement with each of our named executive officers. In the event that payments are made pursuant to these agreements, the payments and covenants required under these agreements supersede any other agreement between us and the named executive officer.

Under each change in control agreement, two events must take place before an executive receives payment. First, a change in control must occur. A “change in control” is defined as any of the following: (a) the acquisition by an individual, group or entity of beneficial ownership of 33% or more of our outstanding voting shares (not including any acquisition from us, by us or by our employee benefit plan), (b) the members of the board of directors in place at the time of the agreement cease to constitute a majority of the board (for reasons other than death or disability), subject to certain circumstances, or (c) the consummation of a reorganization, merger or consolidation or sale of all or substantially all of our assets, subject to certain limitations and conditions set forth in the agreement.

Second, the executive’s employment must be terminated, either by us “without cause” or by the executive for “good reason,” during the term of the change in control agreement. Termination “without cause” means termination for any reason other than death, retirement, disability or cause, as each term is defined in the agreement. In the executives’ agreements, other than Mr. Scaminace’s agreement, termination for “good reason” includes: (a) the assignment of duties inconsistent with the executive’s position, authority, duties, responsibilities or any other action that results in the diminution in such position, authority, duties or responsibilities, (b) the failure to provide the executive with salary, benefits, and bonus opportunity equal to or greater than those in effect prior to a change in control, (c) the requirement that the executive work from a location that is more than 50 miles from the location from which he or she worked prior to the change in control, or a requirement that the executive travel on business to a substantially greater extent than prior to the change in control, or (d) the failure to require any successor to our business to assume and agree to the change in control agreement.

Mr. Scaminace’s agreement includes the following “good reason” termination provisions: (i) a reduction in his salary from the highest level in effect for the year prior to the change in control, (ii) the aggregate compensatory opportunities provided to him after a change in control are reduced below the levels provided prior to a change in control, subject to certain limitations, (iii) after the change in control, he is not permitted to participate in the compensatory programs generally available to executives of the surviving entity, (iv) the surviving entity has headquarters outside of the Cleveland metropolitan area, (v) the surviving entity requires him to be based at or generally work from a primary business location that is outside the Cleveland metropolitan area or the surviving entity requires that he travel on business to a substantially greater extent than prior to the change in control, (vi) he determines in good faith that his responsibilities, duties or authorities with the surviving entity are materially reduced from those in effect prior to the change in control, (vii) the failure to require any successor to our business to assume and agree to the change in control agreement, (viii) he determines in good faith that he is unable to fulfill his authorities, duties or responsibilities as chief executive officer after the change in control or that the Company’s strategic plan varies materially from the plan that was in place prior to the change in control, or (ix) he ceases to be a member of the board of directors of the surviving entity for reasons other than death, disability or voluntary resignation.

In the event that both triggering events occur, each named executive officer will be entitled to the following payments and benefits:

•	Full base salary earned through date of termination and bonus for last completed fiscal year, to the extent not otherwise paid;

•	Target bonus (based on 100% achievement of performance goals) for the fiscal year of termination, prorated based on the number of days employed by us during that year;

•

Lump-sum payment equal to two times the sum of (a) base salary equal to the greater of the annual base salary in effect immediately before the change in control or the highest rate of base salary in effect at any time prior to termination and (b) “additional compensation” as defined in the agreement and based on the three-year average (or modified average if the period of employment is less than three years) of the total annual incentive compensation, commissions and bonuses. In Mr. Scaminace’s case, this payment will be equal to three times the sum of (x) the highest base salary in effect prior to termination and (y) “additional compensation” as defined in the agreement and based on the three-year average (or modified average if the period of employment is less than three years) of the total annual incentive compensation, commissions, bonuses which amount shall not be less than $950,000;

•

For agreements entered into prior to 2012, a lump-sum payment equal to the aggregate spread between the exercise prices of all stock options held by the executive and the higher of (a) the mean of the high and low trading prices of our common stock on the NYSE on the termination date or (b) the highest price per share actually paid in connection with the change in control. For agreements entered into in 2012 and thereafter, the immediate vesting of all unvested stock options;

•

The immediate vesting and redemption of all unvested shares of restricted stock at a price equal to the higher of (a) the mean of the high and low trading prices of our common stock on the NYSE on the termination date or (b) the highest price per share actually paid in connection with the change in control;

•

Continued coverage and a lump-sum payment to fund additional continuing coverage under the life and health insurance programs, as well as another lump-sum payment equal to 15% of the amount in the “Additional Payment” column of the following table to fund continuing disability coverage and any other employee benefit programs, in which the executive participated prior to termination, all for a period of two years (three years for Mr. Scaminace) following termination;

•

“Gross-up” payments to reimburse the executive for any excise taxes incurred in relation to the above payments. In 2010 we modified our form of change in control agreement to remove the provision for “gross-up” payments, with the result that the change in control agreements entered into with Messrs. Knowles, Hix and Johnson do not provide for a “gross-up” payment. Change in control agreements entered into with executive officers in the future will not provide for such payments; and

•	Reasonable outplacement services, customarily provided at the executive’s officer level, for up to one year after termination.

For additional information regarding equity compensation payments our executives may receive upon a change in control, please see pages 38-39 of this Proxy Statement.

If an executive receives payment under these agreements, then the executive agrees not to compete with our successor for a period of one year from the termination date. The executive also agrees to maintain the confidentiality of our and our successor’s information and to not disparage us or our successor or our respective directors, partners, officers or employees. The executive also must provide a general release of all claims and causes of action against us arising from or relating to the executive’s employment with us.

The payments and benefits that would have been received by each of our named executive officers, assuming a change in control and related termination had occurred on December 31, 2014 and based upon the closing market price of our common stock on the NYSE on December 31, 2014 ($29.80 per share), are as follows:

	Salary	Bonus	Target Bonus	Additional Payment	Stock Option Value (1)	Restricted Stock Payment (2)	Retirement Plan Payment	Welfare Benefit Value	Tax Gross-Up Payment (3)	Total
J. Scaminace	$67,394	—	$973,474	$5,770,422	$801,336	$2,851,860	$1,681,177	$927,279	—	$13,072,942
D. Knowles	34,615	—	375,000	1,636,375	366,500	1,925,080	21,837	287,500	—	4,111,507
C. Hix	30,513	—	286,488	1,362,469	103,560	1,355,900	59,824	247,430	—	3,180,353
V. Gentile Sachs	27,342	—	217,215	1,153,318	447,342	600,470	451,343	194,632	—	3,091,662
M. Johnson	22,462	—	162,225	920,335	31,000	497,660	66,725	172,527	—	1,875,934

(1)	Reflects a lump-sum payment equal to the aggregate spread between the exercise prices of all stock options held by the executive and the price of our common stock on December 31, 2014.

(2)	Reflects the immediate vesting of all time-based restricted stock units and the vesting of performance-based restricted stock and restricted stock units at target level.

(3)	Since 2010, change in control agreements entered into with new executive officers, including Messrs. Knowles, Hix, and Johnson, do not include a provision for a “gross-up” payment. Instead, these agreements provide that if an executive’s change in control payment becomes subject to the excise tax, then the executive’s change in control payment will be reduced as necessary to avoid application of the excise tax. Accordingly, the amount set forth in the “total” column above for Messrs. Knowles and Hix was reduced in accordance with the terms of their agreements. Mr. Johnson’s change in control payment would not be subject to the excise tax and, therefore, his payment was not reduced.

Director Compensation Table

The following table reflects the compensation that we paid to non-employee directors for the fiscal year ended December 31, 2014. Mr. Scaminace, a director who is also our chief executive officer, does not receive additional compensation for his service as a director.

In 2014, each of our non-employee directors received a fee at the annual rate of $150,000, with approximately $75,000 of such fee paid in shares of our common stock. The chairperson of the Audit Committee received an additional annual payment of $20,000, and the chairperson of the Nominating and Governance Committee received an additional annual payment of $10,000. Our lead independent director received an additional annual payment of $20,000. The chairperson of the Compensation Committee received an additional annual payment at the rate of $12,500 per year. The annual fee for non-employee directors continues at $150,000 for 2015. For each additional Board meeting that exceeds the five regularly scheduled meetings, our non-employee directors are entitled to $2,500 for each in person meeting and $1,250 for each telephonic meeting.

Our 2014 Equity and Incentive Compensation Plan provides that our non-employee directors may receive all or any portion of his or her annual compensation in the form of shares of our common stock, as determined annually by the Board. Pursuant to the provisions of this Plan, we paid a portion of the annual compensation earned by each of our non-employee directors during 2014 in shares of our common stock, as indicated in the table below. Our Board of Directors has determined that approximately $75,000 of the annual compensation to be earned during 2015 by each of our non-employee directors will be paid in the form of shares of our common stock, and the remaining $75,000 will be paid in cash.

Name	Fees Earned or Paid in Cash	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
H. Betz	$75,046	$74,954	—	—	—	—	$150,000
R. Blackburn	95,046	74,954	—	—	—	—	170,000
C. Christenson	56,287	56,213	—	—	—	—	112,500
S. Demetriou	87,546	74,954	—	—	—	—	162,500
J. McFarland	18,764	18,736	—	—	—	—	37,500
P. Mullin	95,046	74,954	—	—	—	—	170,000
K. Plourde	85,046	74,954	—	—	—	—	160,000
W. Reidy[1]	46,392	46,327	—	—	—	—	92,719

(1)	Mr. Reidy served as a director until his retirement on May 13, 2014.

(2)	The amounts in this column represent the market value of shares of our common stock received in payment of a portion of the annual compensation for serving as a director, based upon the average of the high and low sale price of our common stock on the last business day of the quarter for which compensation was paid in common stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Securities and Exchange Commission.

Compensation Committee

Steven J. Demetriou, Chairperson

Richard W. Blackburn

Carl R. Christenson

John A. McFarland

Patrick S. Mullin

DESCRIPTION OF PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the fees paid for services provided by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2014 and 2013.

(in thousands)	2014	2013
Audit Fees	$2,316	$2,377
Audit-Related Fees	2	2
Tax Fees	24	15
All Other Fees	36	0

Total	2,378	$2,394

The following is a description of the nature of the services related to the fees disclosed in the table above. All of the non-audit services provided by the independent auditor in 2014 and 2013 were pre-approved by the Audit Committee. Services of a similar nature and amount were pre-approved by the Audit Committee in prior years. The Audit Committee has considered whether Ernst & Young’s provision of non-audit services is compatible with maintaining its independence.

Audit Fees

These are fees for professional services rendered by Ernst & Young for the audits of our annual consolidated financial statements and the effectiveness of internal control over financial reporting, the review of unaudited condensed consolidated financial statements included in our quarterly reports on Form 10-Q, audits of foreign subsidiary financial statements required by local statutes, and other services that are typically rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services rendered by Ernst & Young that are reasonably related to the performance of the audit or the review of our consolidated financial statements that are not included as audit fees. These services include primarily technical assistance on financial accounting and reporting matters.

Tax Fees

These are fees for professional services rendered by Ernst & Young with respect to tax compliance, tax advice and tax planning. These services include primarily tax assistance in foreign jurisdictions.

All Other Fees

These are fees for professional services rendered by Ernst & Young in connection with a potential transaction under consideration by the company in 2014.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with our management and with our independent registered public accounting firm, Ernst & Young LLP, the consolidated financial statements of OM Group, Inc. and its subsidiaries as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The Audit Committee has (a) discussed with Ernst & Young those matters required to be discussed by Statement on Auditing Standards No. 16, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, (b) received from Ernst & Young the written communications required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and (c) discussed with Ernst & Young its independence from us and our management. Ernst & Young has confirmed to us that it is in compliance with all rules, standards and policies of PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Securities and Exchange Commission governing auditor independence. Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2014 be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Securities and Exchange Commission.

Audit Committee

Patrick S. Mullin, Chairperson

Hans-Georg Betz

Richard W. Blackburn

John A. McFarland

Katharine L. Plourde

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors and persons who own more than 10% of a registered class of equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of Forms 3 and 4 (including amendments to such forms) furnished to us during 2014 and Forms 5 furnished with respect to 2014, no director, officer or beneficial owner of more than 10% of our outstanding common stock failed to file on a timely basis during 2014 any reports required by Section 16(a), except that a required Form 4 report was inadvertently filed late each quarter with respect to the accrual of dividends for each executive officer. A required Form 4 report was filed late inadvertently with respect to a non-employee director’s purchase of shares.

STOCKHOLDER PROPOSALS

FOR THE 2016 ANNUAL MEETING

Any stockholder who intends to present a proposal at the 2016 annual meeting and who wishes to have the proposal included in our proxy statement and form of proxy for that meeting must deliver the proposal to us at our executive offices no later than December 24, 2015.

Any stockholder who intends to present a proposal at the 2016 annual meeting other than for inclusion in our proxy statement and form of proxy must deliver the proposal to us at our executive offices not later than February 22, 2016 or such proposal will be untimely. If a stockholder fails to submit the proposal by February 22, 2016, we reserve the right to exercise discretionary voting authority on the proposal.

SOLICITATION BY BOARD; EXPENSES OF SOLICITATION

Our Board of Directors has sent you this proxy statement. We will pay all expenses in connection with the solicitation of the enclosed proxy. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, in writing or in person, without receiving any extra compensation for such activities. We have retained, Innisfree M&A Incorporated, a proxy soliciting firm, to assist in the solicitation of proxies for a fee of $100,000 plus reimbursement of reasonable out-of-pocket expenses. We also will reimburse brokers and nominees who hold shares of our common stock in their names for their expenses incurred to furnish proxy materials to the beneficial owners of such shares.

OM GROUP, INC.

VALERIE GENTILE SACHS

Secretary

OM GROUP, INC. 950 MAIN AVENUE SUITE 1300 CLEVELAND, OH 44113 ATTN: INVESTOR RELATIONS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OM GROUP, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following nominees:
1.	Election of Directors	☐	☐	☐
01) Carl R. Christenson*
02) Joseph M. Gingo*
03) David A. Lorber*

*Nominees for Election of Directors with Terms Expiring in 2018

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2.	Appointment of Independent Registered Public Accountant.					☐	☐	☐

3.	Advisory Vote on Compensation of Named Executive Officers.					☐	☐	☐

In their discretion, the proxies are authorized to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
For address changes and/or comments, please check this box and				☐
write them on the back where indicated.

NOTE: Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign personally. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so the shares may be represented at the Annual Meeting. If you vote by telephone or Internet, please do not send your proxy card by mail.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

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M90242-P65847

OM GROUP, INC.

Annual Meeting of Stockholders

June 1, 2015 10:00 AM

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Joseph Scaminace and Valerie Gentile Sachs, and each of them, with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of OM Group, Inc. to be held on Monday, June 1, 2015, and at any adjournment thereof.

The Board of Directors recommends that votes be cast FOR the election of the nominees listed, FOR the confirmation of the appointment of Ernst & Young LLP, and FOR the compensation of Named Executive Officers.

The shares represented by this proxy will be voted as specified on the reverse side. If no specification is made, authority is granted to cast the vote of the undersigned FOR the election of the nominees listed, FOR the confirmation of the appointment of Ernst & Young LLP, and FOR the compensation of the Named Executive Officers. Stockholders of record at the close of business on April 13, 2015, are entitled to notice of and to vote at the meeting. The proxy statement and this accompanying proxy card were mailed to stockholders on or about April 22, 2015.

We cordially invite you to attend the meeting. To ensure your representation at the meeting, please vote promptly by mail, telephone or the Internet by following the instructions on the enclosed proxy card, even if you plan to attend the meeting. Mailing your completed proxy card, or using our telephone or Internet voting systems, will not prevent you from voting in person at the meeting if you wish to do so.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side